20[
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934

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Kraton Corporation

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KRATON™

2017

Notice of Annual General Meeting of Stockholders and Proxy Statement

SUSTAINABLE SOLUTIONS.
ENDLESS INNOVATIONS.

© 2017 Kraton Corporation

KRATON CORPORATION
15710 John F. Kennedy Boulevard, Suite 300
Houston, Texas 77032
To Our Stockholders:
We are pleased to invite you to attend the Annual General Meeting of Stockholders of Kraton Corporation, which will be held Thursday, May 25, 2017, at 1:00 p.m., central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032.
The following pages include a formal notice of the meeting and our proxy statement. The proxy statement describes various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting.
It is important that your shares be represented at our Annual General Meeting of Stockholders regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible through any of the voting options available to you as described in our proxy statement.
On behalf of management and the board of directors, we thank you for your continued interest in Kraton Corporation.

Sincerely,

Kevin M. Fogarty,
President and Chief Executive Officer

HOUSTON, TEXAS
April 14, 2017

KRATON CORPORATION
15710 John F. Kennedy Boulevard, Suite 300
Houston, Texas 77032

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS
To be held May 25, 2017, at 1:00 p.m., central time

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Stockholders of Kraton Corporation (the “Annual Meeting”) will be held on Thursday, May 25, 2017, at 1:00 p.m., central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 for the following purposes:

1.	To elect three Class II directors, each to serve for a three-year term and until a successor is duly elected and qualified;

2.	To conduct an advisory vote on the compensation of our named executive officers;

3.	To conduct an advisory vote on the frequency, in future years, of the advisory vote on the compensation of our named executive officers;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year; and

5.	To transact other business that may properly come before the meeting and any postponement or adjournment of the meeting.
Our board of directors fixed the close of business on March 27, 2017 as the record date for determining our stockholders who are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be open to examination by any stockholder at the Annual Meeting and for a period of ten days prior to the Annual Meeting during ordinary business hours at our executive offices located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
We plan to commence mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (our “2016 Annual Report”) via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2016 Annual Report, Notice of Internet Availability of Proxy Materials and proxy card are first being made available online on or about April 14, 2017.

HOUSTON, TEXAS	By Order of the Board of Directors of Kraton Corporation,

James L. Simmons,
Senior Vice President, General Counsel and Secretary
April 14, 2017

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

TABLE OF CONTENTS

Proxy Statement Summary	1
Annual Meeting Information	1
Proposals and Voting Recommendations	1
Director Nominees	1
Corporate Governance Highlights	2
Performance Highlights	2
Adherence to Executive Compensation Best Practices	2
Principles and Philosophy of the Compensation Program	3
2016 Named Executive Officer Compensation	4
Continuing Stockholder Outreach in 2016	5
Our Compensation Consultants	5
Questions and Answers About the Meeting and Voting	6
Proposal 1 – Election of Class II Directors	9
Nominees for Election as Class II Directors: Term Expiring 2020	10
Incumbent Class I Directors: Term Expiring 2019	11
Incumbent Class III Directors: Term Expiring 2018	12
Executive Officers Who are Not Directors	13
Corporate Governance	15
Our Board of Directors	15
Corporate Governance Guidelines	17
Code of Ethics and Business Conduct	17
Committees of the Board of Directors	18
Director Resignation Policy	19
Director Nominations	19
Compensation Committee Interlocks and Insider Participation	21
Involvement in Certain Legal Proceedings	21
Election of Officers	21
Certain Relationships and Related Party Transactions	21
Stock Ownership Information	22
Holdings of Major Stockholders	22
Holdings of Officers and Directors	23
Section 16(a) Beneficial Ownership Reporting Compliance	23
Compensation Discussion and Analysis	24
Executive Summary	24
Roles in Determining Executive Compensation	27
Determining Executive Compensation	28
Principles and Philosophy of the Compensation Program	31
Compensation Decisions and Results	34
Other Compensation	44
Components of Post-Employment Compensation	45
Other Compensation Policies	46
Compensation Risk Assessment	47
Report of the Compensation Committee	48
Named Executive Officer Compensation Tables	49
Summary Compensation Table	49
Equity Compensation Plan Information	50
Grants of Plan-Based Awards	50
Outstanding Equity Awards at 2016 Fiscal Year-End	51

Option Exercises and Stock Vested	52
Pension Benefits	52
Nonqualified Deferred Compensation	53
Termination and Change in Control Payments	54
Director Compensation	58
Components of Non-Management Director Compensation	58
Director Compensation for Fiscal 2016	58
Changes to Non-Management Director Compensation for Fiscal 2017	59
Proposal 2 – Advisory Vote on the Compensation of our Named Executive Officers	60
Proposal 3 – Advisory Vote on the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers	61
Report of the Audit Committee	62
Primary Responsibilities	62
Oversight of Independent Registered Public Accounting Firm	62
2016 Audited Financial Statements	63
Proposal 4 – Ratification of the Appointment of our Independent Registered Public Accounting Firm	64
Fees Paid to Independent Registered Public Accounting Firm	64
Audit Committee Pre-Approval Policies and Procedures	65
Stockholder Proposals and Nominations for our 2018 Annual Meeting	66
Inclusion of Proposal in Our Proxy Statement and Proxy Card under the SEC's Rules	66
Bylaw Requirements for Stockholder Submission of Nominations and Proposals	66
Additional Information	67
Incorporation by Reference	67
Annual Report on Form 10-K	67
Delivery of Documents to Stockholders Sharing an Address	67
Annex A – Non-GAAP Reconciliations

PROXY STATEMENT SUMMARY

This summary contains highlights of important information you will find elsewhere in our proxy statement and is qualified in its entirety by the more detailed information included elsewhere in our proxy statement. This summary does not contain all of the information you should consider before voting. Please read the entire proxy statement before voting. We refer to our website throughout this proxy statement; however, no information on our website or any other website is incorporated by reference into or otherwise made a part of this proxy statement.
Throughout this proxy statement, references to (1) “we,” “us,” “our,” or the “Company” refer to Kraton Corporation and, as the context requires, our direct and indirect subsidiaries, (2) "Board" refer to the board of directors of Kraton Corporation, (3) "NEO" refer to named executive officer,
(4) "other NEOs" refer to our named executive officers, excluding our CEO, as a group, and
(5) "Compensation Committee," "Audit Committee" or "NCG Committee" refer to the compensation committee, audit committee or nominating and corporate governance committee, respectively, of the Board.
Annual Meeting Information

•	Time and Date: Thursday, May 25, 2017, at 1:00 p.m., central time

•	Location: The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032

•	Record Date: March 27, 2017
Proposals and Voting Recommendations

Proposal	Board of Directors' Recommendation	Page
Election of Class II Directors	FOR ALL	9
Advisory vote on the compensation of our named executive officers	FOR	60
Advisory vote on the frequency, in future years, of the advisory vote on the compensation of our named executive officers	FOR 1 YEAR	61
Ratification of the appointment of our Independent Registered Public Accounting Firm	FOR	64
Director Nominees
We ask that you vote for the election of each of our Class II directors. Detailed information about each director can be found in “Proposal 1 - Election of Class II Directors” beginning on page 9.

Name	Age	Director Since	Other Current Public Boards	Committee Membership
Current Position
Dominique Fournier	66	2012	-	NCG+
Retired CEO of Infineum International Limited				Executive
John J. Gallagher, III†	53	2011	-	Audit+
CEO of Stellar CJS Holdings, LLC, a private investment company				NCG
Francis S. Kalman†	69	2011	2	Audit
Senior adviser to a Tudor, Pickering, Holt & Co., LLC subsidiary
† Financial Expert + Committee Chair

Corporate Governance Highlights
Our governance policies and structure promote thoughtful consideration of business action and appropriate risk taking with the continuing goal of strengthening long-term stockholder value and ensuring sustainable growth. Please read “Corporate Governance,” beginning on page 15, for a description of our program, highlights of which include:

Corporate Governance Highlights
• Resignation Policy for Uncontested Director Elections	• Code of Ethics and Business Conduct for all Directors and Employees
• Fully Independent Board Committees	• Board Orientation and Continuing Education
• Board Risk Oversight	• Independent Board (Excluding our CEO)
• Diverse Board	• Independent Directors Meet without Management
• Stockholder Outreach Program	• Annual Board and Committee Self-evaluations
Performance Highlights
For us, 2016 was marked by substantial growth and achievement against several of our significant milestones. Our overarching strategy in 2016 was comprised of three elements: revitalization of organic growth, operational excellence, and portfolio management. Among our strategic accomplishments for 2016 was the closing of our acquisition of Arizona Chemical Holdings Corporation (“Arizona Chemical”) on January 6, 2016 for a cash purchase price of $1.37 billion. During 2016, as a result of our efficient integration of Arizona Chemical, we achieved approximately $37 million in general and administrative synergies and operational cost improvements. Additionally, we realized approximately $12 million of cost savings from our Polymer segment strategic initiatives, completed the construction of a new, state-of-the-art facility in Mailiao, Taiwan, and completed a successful trial of our integrated manufacturing for Cariflex™. Furthermore, with respect to business highlights associated with performance metrics under our incentive compensation plans, we achieved:

Reduction of Debt to	1-Year Relative TSR in the	Net Income of
$1,721 million		$107 million
and	92nd	and
Net Debt to	Percentile of TSR Peer Group	Adjusted EBITDA
$1,613 million(1)		$354 million(1)

(1)	For a reconciliation of GAAP to non-GAAP financial measures, refer to “Annex A – Non-GAAP Reconciliations.”
Adherence to Executive Compensation Best Practices
To mitigate compensation-related risk, drive performance and increase long-term stockholder value, our Compensation Committee is committed to, among other principles, the following executive compensation best practices:

What We Do	What We Don't Do
✓ Emphasis on Pay-for-Performance	✗ No Single-Trigger Change in Control Plans
✓ Stock Ownership and Retention Guidelines	✗ No Individual Employment Agreements
✓ Clawback Policy	✗ No Excise Tax Gross-Ups
✓ Minimum Vesting Periods for Awards	✗ No Liberal Share Recycling
✓ Fungible Share Design	✗ No Equity Plan Evergreen Provision
✓ Perform Annual Compensation Risk Assessment	✗ No Tax Gross-Ups for Non-Relocation Based Personal Benefits
✓ Use of Independent Compensation Consultant	✗ No Hedging or Pledging

Principles and Philosophy of the Compensation Program
In addition to adhering to executive compensation best practices, our Compensation Committee focuses on (1) establishing total direct compensation at or near the 50th percentile of our peer group, (2) granting long-term equity compensation, (3) granting variable compensation and
(4) upholding a pay-for-performance philosophy. Our Compensation Committee’s philosophy and principles are summarized below and are further discussed in the section entitled “Compensation Discussion and Analysis” beginning on page 24.
The tables below depict the targeted amounts for the key compensation elements of total direct compensation for our CEO and for our other NEOs for 2016, and quantitatively highlight our Compensation Committee’s focus on long-term equity (three-year cliff vesting), variable compensation, and compensation subject to specific quantitative performance criteria.

CEO Direct Targeted Compensation	Other NEOs Direct Targeted Compensation

Analysis of Total Direct Compensation	CEO	Other NEOs
Proportion of pay subject to specific quantitative performance criteria	60%	51%
Proportion of pay at-risk (variable compensation)	80%	66%
Proportion of pay delivered in the form of long-term equity	60%	47%
Pay-For-Performance
It is our Compensation Committee’s intention that a significant portion of our NEOs' total compensation be comprised of performance-based compensation tied to overall business and individual performance in a given year. Our Compensation Committee’s pay-for-performance philosophy aligns executive compensation with the creation of long-term stockholder value. Specifically:

•	Grants of restricted stock performance units ("PRSUs") represent two-thirds of the variable equity compensation mix and have a three-year performance period;

•	Grants of restricted stock awards ("RSAs") have a three-year cliff vest;

•	Total variable compensation paid to our CEO in 2016 accounted for approximately 77% of his total reported compensation;

•	PRSUs for the 2014 grants, which had a one-year performance period and an additional two-year time vesting period, were certified at 52.5% of target payout;

•	Actual payouts under our annual cash incentive compensation program in 2016 were reflective of our financial performance, being 74.8% of target for our CEO; and

•	Realized pay was 80% less than reported pay for our CEO in 2016 due to our below target payout for our annual cash incentive compensation program.

2016 Named Executive Officer Compensation

Fixed	Variable

Base Salary	Cash Incentive Compensation	+	Restricted Stock Awards	+	Restricted Stock Performance Units	=	Target Value

	Annual Incentive		Long-Term Incentive Compensation (3-Years)
Below is a summary of the compensation for 2016 for our NEOs. See "Compensation Discussion and Analysis" for additional information and see “Named Executive Officer Compensation Tables—Summary Compensation Table,” for year-over-year comparisons and the notes accompanying the table for additional information.
Base Salary
Each of our NEOs remains at or near the 50th percentile for our peer group in base salary, consistent with our overall compensation philosophy. Our Compensation Committee’s base salary determinations reflect their focus on (1) market-based pay compared to peer companies and (2) long-term equity as a significant component of total compensation.

Named Executive Officer	2016 Base Salary ($)	YOY Change	2017 Base Salary ($)	YOY Change
Kevin M. Fogarty	875,000	—	925,000	5.7%
Stephen E. Tremblay	475,000	5.6%	475,000	—
Holger R. Jung	400,000	6.7%	400,000	—
Lothar F. P. Freund	350,000	—	n/a	n/a
James L. Simmons	350,000	16.7%	400,000	14.3%
Melinda S. Conley	325,000	—	350,000	7.7%
Cash Incentive Compensation
Based on our levels of net debt reduction and Adjusted EBITDA attainment, being the performance metrics that our Compensation Committee adjudged as aligned with the creation of long-term stockholder value, our NEOs received below-target payout for annual cash incentive compensation in 2016 as follows:

Named Executive Officer	Target Bonus	Payout Range for 2016 ($)	Actual Payout ($)	Actual Payout as a % of Target(1)
Kevin M. Fogarty	1.0 x Base Salary	0 - 1,750,000	654,500	74.8%
Stephen E. Tremblay	.70 x Base Salary	0 - 665,000	248,710	74.8%
Holger R. Jung	.60 x Base Salary	0 - 480,000	179,520	74.8%
Lothar F. P. Freund	.60 x Base Salary	0 - 420,000	157,080	74.8%
James L. Simmons	.50 x Base Salary	0 - 350,000	136,360	77.9%
Melinda S. Conley	.50 x Base Salary	0 - 325,000	126,620	77.9%

(1)	Our Compensation Committee used negative discretion to adjust the award for all NEOs, except Ms. Conley and Mr. Simmons, as a result of the financial impact from the exit of our NEXAR product line.

Long-Term Equity Incentive Compensation
Targeted total long-term equity incentive award values did not change for any NEO from 2015 to 2016. In 2016, our NEOs were granted long-term equity awards with two-thirds consisting of PRSUs, with a three-year performance period, and one-third consisting of RSAs, with a three-year cliff vesting.

Named Executive Officer	RSAs (#)	PRSUs (#)(1)
Kevin M. Fogarty	55,556	111,111
Stephen E. Tremblay	16,461	32,922
Holger R. Jung	12,346	24,691
Lothar F. P. Freund(2)	11,317	22,634
James L. Simmons	7,202	14,403
Melinda S. Conley	7,202	14,403
________________

(1)
The PRSUs will vest three-years from the date of grant in an amount, if at least the threshold level of performance is achieved, ranging from 0.5x target to 2.0x target level depending on performance against the Compensation Committee's established metrics for the achievement of cumulative return on capital employed and relative total shareholder return.

(2)	Dr. Freund forfeited his 2016 grants of RSAs and PRSUs upon his departure from the Company on December 31, 2016.
Continuing Stockholder Outreach in 2016
At our 2016 Annual General Meeting of Stockholders, approximately 65% of stockholders who cast an advisory vote on our say on pay proposal voted in favor of our executive compensation programs. Throughout 2016, our Compensation Committee continued its outreach efforts to discuss our compensation policies and procedures with our major stockholders. Our Compensation Committee values these discussions and encourages stockholders to provide feedback about our executive compensation programs as described under “Corporate Governance—Communications with the Board ” on page 16. For a more thorough discussion of our stockholder outreach, see “Compensation Discussion and Analysis—Executive Summary—Results of 2016 Say-on-Pay Vote and Engagement” on page 26.
Our Compensation Consultants
In 2015 our Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to evaluate the competitiveness of, and provide recommendations for, the compensation of our executive officers, including our NEOs, for 2016. Beginning in 2016, our Compensation Committee engaged Farient Advisors LLC ("Farient") to replace Pearl Meyer as its independent compensation consultant. During 2016, Farient assisted our Compensation Committee in compiling compensation data, conducting analyses, providing consulting services, and gathering market analysis. Our Compensation Committee continued Farient’s engagement and for 2017 Farient evaluated the competitiveness of, and provided recommendations with respect to, the compensation of our executive officers, including our NEOs, and the design of the compensation program for 2017.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
Who is making this solicitation of proxies?

This solicitation is made by Kraton Corporation on behalf of its Board. A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) is first being mailed on or about April 14, 2017 to stockholders of Kraton Corporation. We will bear the cost of this proxy solicitation. We may furnish copies of our proxy solicitation material to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and ordinary course handling charges may be paid for such forwarding service.
Our officers and other management employees, who will receive no additional compensation for their services, may solicit proxies by mail, email, Internet, facsimile, telephone or in person. We have retained Georgeson LLC, 1920 Avenue of the Americas, 9th Floor, New York, NY 10104, to provide services in connection with our 2017 Annual General Meeting of Stockholders (our "Annual Meeting"), including the solicitation of proxies, at an anticipated cost of $7,000, plus reimbursement of out-of-pocket expenses.
Where will the Annual Meeting take place?

The Annual Meeting will be held on Thursday, May 25, 2017, at 1:00 p.m., central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032.
Who may vote at the Annual Meeting?

All stockholders of record as of the close of business on March 27, 2017, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. Holders of our common stock are entitled to one vote per share. At the close of business on the record date, there were 31,154,148 shares of our common stock outstanding.
Who may attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.
How do I vote?

Because many stockholders cannot attend the Annual Meeting, it is necessary that a large number of stockholders be represented by proxy. You may vote in person or by proxy in one of the following ways:

•	In Person - we will provide a ballot to our stockholders who attend the Annual Meeting and wish to vote in person;

•	In Writing - if you request a paper proxy card, simply complete, sign and date the proxy card, then follow the instructions on the proxy card; or

•
By Telephone or Internet - follow the instructions on the Notice of Internet Availability or proxy card and have the Notice of Internet Availability or proxy card available when you access the Internet website or place your telephone call.

If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option. Please refer to your proxy card or the information provided by your brokerage firm, bank or other custodian to determine which options are available for voting the proxy. You may receive more than one proxy card, depending on how you hold your shares. You should vote each proxy card provided to you using one of the methods described above.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we have decided to use the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, on or about April 14, 2017, we will mail the Notice of Internet Availability to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials.
If you received the Notice of Internet Availability, then you will not receive a paper copy of the proxy materials unless you request one. We encourage our stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce cost to us associated with the physical printing and mailing of proxy materials.
What am I being asked to vote on, how does the Board recommend that I vote, and what are the standards for determining whether a proposal has been approved?

Proposal		Recommended Vote	Voting Approval Standard(1)	Effect of Abstention	Effect of Broker Non-Vote(3)
1	Election of Class II directors	FOR ALL	More votes “FOR” than “AGAINST”(2)	No effect	No effect
2	Advisory Approval on the Compensation of our Named Executive Officers	FOR	Majority of shares present and entitled to vote	Vote Against	No effect
3	Advisory Approval on the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers	FOR 1 YEAR	Majority of shares present and entitled to vote	Vote Against	No effect
4	Ratification of the Appointment of our Independent Registered Public Accounting Firm	FOR	Majority of shares present and entitled to vote	Vote Against	Not applicable

(1)
Shares present in person or by proxy must be at least a majority of the shares entitled to vote to constitute a quorum. “Shares present” includes shares represented in person or by proxy at the Annual Meeting.

(2)
Any director nominee in an uncontested election who receives a greater number of votes “withheld” than votes “for” in such election shall, promptly following the certification of the voting results for such election, tender an offer of resignation for consideration by our NCG Committee. See “Corporate Governance—Director Resignation Policy”.

(3)
A broker non-vote occurs when a broker holding shares for a beneficial owner votes on some matters on the proxy card, but not on others, because the broker does not have instructions from the beneficial owner or discretionary authority (or declines to exercise discretionary authority) with respect to those other matters.

What happens if I do not indicate how I wish to vote on one or more of the proposals?

If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies herein will vote your shares “FOR ALL” the election of our Class II director nominees (Proposal No. 1), “FOR” the resolution to approve the compensation to our named executive officers (Proposal No. 2), "FOR 1 YEAR" the resolution to conduct an advisory vote on the compensation to our named executive officers each year (Proposal No. 3), and “FOR” the ratification of our appointment of KPMG LLP (Proposal No. 4). We are not aware of any other matters that may come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders will vote the proxies according to their judgment.

What happens if I vote by proxy and later change my mind?

If you are the record holder of your shares, you may revoke your proxy by:

•	writing to our Secretary at our principal executive office;

•	delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	voting at a later time, but prior to 11:59 p.m. eastern time on May 24, 2017, by telephone or the Internet; or

•	attending the Annual Meeting and casting your vote in person.
If you are a beneficial owner of your shares, you must contact your brokerage firm, bank or other custodian to revoke any prior voting instructions.
Who are the proxies for the Annual Meeting?

The named proxies for the Annual Meeting, Stephen E. Tremblay and James L. Simmons (or their duly authorized designees), will follow submitted proxy voting instructions. They will vote as the Board recommends as to any submitted proxies that do not direct how to vote on any item, and will vote on any other matters properly presented at the Annual Meeting in their judgment.
What constitutes a quorum?

We need a quorum of stockholders in order to transact business at our Annual Meeting. A quorum is the presence, in person or by proxy, of the holders of record of a majority in voting power of the outstanding shares of common stock entitled to vote at the meeting. If you have properly voted by proxy, via mail, telephone or the Internet, you will be considered part of the quorum. We will count abstentions, withhold votes and broker non-votes as present for the purpose of establishing a quorum. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.
If my broker holds my shares in “street name,” will my broker automatically vote my shares?

Under the rules of the New York Stock Exchange ("NYSE"), if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on any of the other proposals, absent direction from you, because they are considered “non-routine” matters. It is therefore very important that you vote your proxy or voting instruction card so that your vote can be counted.
Who will count the votes?

Representatives of Broadridge will tabulate the votes.
What shares are reflected on my proxy card?

The shares listed on your proxy card represent, as of the record date, all the shares of our common stock held in your name, as distinguished from shares held by a broker in “street” name. You should receive a separate voting instruction card from your broker if you hold shares in “street” name.
What is the Company’s contact information for purposes of the proxy solicitation?

You can contact us by mail sent to the attention of the Secretary at our principal executive offices located at 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032. You can call us by dialing 281-504-4700. You can access our proxy materials online at www.proxyvote.com.

PROPOSAL 1
ELECTION OF CLASS II DIRECTORS

Our Board is presently comprised of nine directors, divided into three classes, designated as Class I, Class II and Class III, each serving staggered three-year terms. Our Board has resolved to reduce the size of the Board to eight directors following Mr. Demetriou’s planned retirement from the Board on May 25, 2017, immediately following the Annual Meeting. With the exception of Kevin M. Fogarty, our President and Chief Executive Officer, all of our directors are independent under the listing standards of the NYSE.
The Board has nominated for re-election Dominique Fournier, John J. Gallagher, III and Francis S. Kalman, as Class II directors, to serve until their respective successors are duly elected and qualified at the annual general meeting of stockholders held in 2020 or their earlier death, resignation or removal.
Each of Messrs. Fournier, Gallagher and Kalman has consented to being named in this proxy statement and to serving as a director if elected at the Annual Meeting. If for any reason, any of Messrs. Fournier, Gallagher and Kalman becomes unable or unwilling to serve at the time of the Annual Meeting, the Board may reduce the size of the Board accordingly, or the persons named as proxies in the proxy will have the authority to vote for substitute nominees. We do not anticipate that any nominee named in the proxy statement will be unable or unwilling to serve.
The Board recommends that stockholders vote “FOR” each of the Company’s named nominees for Class II director.
Overview
Set forth below is a brief biography of our Class II director nominees and all other members of the Board who will continue in office, as well as Mr. Demetriou who, as previously reported, will retire from the Board on May 25, 2017. For a further discussion on Mr. Demetriou’s retirement and our director nomination process, please see “Corporate Governance—Our Board of Directors—Composition and Refreshment”. Set forth below is also a brief biography of each of our executive officers who is not a director.
Also included for each director is a brief discussion of the specific experience, qualifications, attributes or skills that led our NCG Committee to conclude that the applicable director should serve on our Board at this time. Additionally, each of our nominees and directors meets the requirements of applicable law and NYSE listing standards, is judged by our NCG Committee to be a person of high character and integrity, and serves our goal of having a well-rounded board, including our consideration of principles of diversity. For a further discussion of the guidelines and qualifications our NCG Committee considers, please see “Corporate Governance—Director Nominations,” below.

Nominees for Election as Class II Directors: Term Expiring 2020

Dominique Fournier
Independent Age: 66 Director since: 2012 Board Committees: Executive and NCG (Chair) Current Public Directorships: None
Mr. Fournier was the Chief Executive Officer of Infineum International Limited, a joint venture specialty chemical company between Shell and ExxonMobil, from January 2005 until December 2011. From 1976 to 2004, he held various manufacturing and marketing positions in ExxonMobil’s (and its predecessor Exxon) chemical businesses as well as senior leadership positions, including AIB Vice President, from 1998 to 2004, and Managing Director – Exxon Chemical France, from 1996 to 1997.

Skills and Qualifications:

•
Knowledge of the industry, including manufacturing, marketing and executive management, and executive level knowledge of the Company and the specialty chemicals business by virtue of commercial relationships

• International business experience in Asia
• Brings geographical diversity to the Board, as a French national

John J. Gallagher, III
Independent Age: 53 Director since: 2011 Board Committees: Audit (Chair) and NCG Current Public Directorships: None
Mr. Gallagher is the Chief Executive Officer of Stellar CJS Holdings, LLC, a privately held investment company formed in 2009. Previously, Mr. Gallagher was the Chief Operating Officer - Melt Delivery & Control Systems / Fluid Technologies / Finance and Shared Services of Milacron LLC, a supplier of plastics processing equipment, technologies and services. From 2005 to 2007, Mr. Gallagher was Executive Vice President and Chief Financial Officer of Celanese Corporation and, from 2007 to 2009, he was Executive Vice President and President, Acetyls and Celanese Asia. From 1995 to 2005, Mr. Gallagher served in executive positions with Great Lakes Chemical Corp., UOP, LLC, and AlliedSignal, Inc. From 1986 to 1995, Mr. Gallagher worked for Price Waterhouse, LLP and is a certified public accountant.

Skills and Qualifications:
• Significant expertise in corporate finance, public company accounting and financial reporting, including as a chief financial officer
• Senior leadership, possessing international business experience in Asia
• Over twenty years of industry knowledge of the chemical business

Francis S. Kalman
Independent Age: 69 Director since: 2011 Board Committee: Audit Current Public Directorships: • Ensco plc • Weatherford International Ltd.
Mr. Kalman is a senior adviser to a private investment subsidiary of Tudor, Pickering, Holt & Co., LLC, specializing in direct investments in upstream, oilfield service and midstream companies. Mr. Kalman served as Executive Vice President of McDermott International, Inc. from February 2002 until he retired in February 2008, and as Chief Financial Officer from February 2002 until April 2007. From May 1996 to February 2002, Mr. Kalman served in executive positions, including Chief Financial Officer, at Vector ESP, Inc., Pinnacle Equity Partners, LLC, Chemical Logistics Corporation and Keystone International, Inc.

Skills and Qualifications:
• Over 30 years’ experience in accounting, auditing and financial reporting, including as chairman of a public company audit committee
• Experienced senior leader with expertise in international strategic planning
• Service on multiple public and private company boards of directors, providing valuable expertise in matters of corporate governance
Prior Public Directorships:

Pride International Inc.; CHC Group Ltd.

Incumbent Class I Directors: Term Expiring 2019

Anna C. Catalano
Independent Age: 57 Director since: 2011 Board Committee: Compensation Current Public Directorships: • Willis Towers Watson • Chemtura Corporation • Mead Johnson Nutrition Company
Ms. Catalano served in various capacities for BP plc, and its predecessor Amoco Corporation, from 1979 until her retirement in 2003, including from 2000 to 2003, as Group Vice President, Global Marketing, for BP plc.

Skills and Qualifications:
• International experience, having served as President of Amoco Orient Oil Company, lived in Beijing for two years, and is fluent in Mandarin
• Senior leadership experience, possessing extensive knowledge of marketing and communications
• Broad public company experience, with a wealth of knowledge on corporate governance, executive compensation and board function
Prior Public Directorships:

Hercules Incorporated, SSL International plc and U.S. Dataworks, Inc.

Barry J. Goldstein
Independent Age: 74 Director since: 2009 Board Committees: Audit and NCG Current Public Directorships: • BMC Stock Holdings, Inc.
Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc. in October 2000, which he first joined as Chief Financial Officer in May 1987. Mr. Goldstein was previously with Grant Thornton from 1969 through May 1987, where he was named a Partner in 1976.

Skills and Qualifications:

•
Accounting experience, having served as the Chief Financial Officer of Office Depot for 13 years, as a partner in a major public accounting firm for over a decade, and as the chairman of six audit committees, four of them public

• Senior leadership, possessing extensive knowledge of corporate finance
• Broad public company experience and knowledge of corporate governance having served on the board of seven companies, four of them public
Prior Public Directorships:

Interline Brands, Inc. and Generac Holdings Inc.

Dan F. Smith	Chairman of the Board
Independent Age: 70 Director since: 2009 Board Committees: Compensation and Executive (chair) Current Public Directorships: • Orion Engineered Carbons, S.A. • Nexeo Solutions, Inc.
Mr. Smith began his career as an engineer with Atlantic Richfield Company in 1968. He was elected President of Lyondell Chemical Company in August 1994 and Chief Executive Officer in December 1996. He was also elected Chief Executive Officer of Equistar Chemicals, LP in December 1997 and Millennium Chemicals Inc. in November 2004, each a wholly-owned subsidiary of Lyondell. Mr. Smith retired from each of these Chief Executive Officer positions in December 2007.

Skills and Qualifications:
• Industry knowledge with a long and distinguished career in the chemical industry and a degree in chemical engineering
• Senior leadership with several years of service as the Chief Executive Officer of a major chemical company
• Sophisticated public company experience having served as Chairman of the board of directors of Lyondell Chemical Company
Prior Public Directorships:

Cooper Industries plc, Lyondell Chemical Company (chairman), and Northern Tier Energy LLC

Incumbent Class III Directors: Term Expiring 2018

Steven J. Demetriou
Independent Age: 58 Director since: 2009 Board Committees: Compensation (Chair) and NCG Current Public Directorships: • First Energy Corporation • Jacobs Engineering Group, Inc.
Mr. Demetriou is the Chairman and Chief Executive Officer of Jacobs Engineering Group, Inc., a provider of technical, professional and construction services. From 2004 to 2015, Mr. Demetriou was the Chief Executive Officer of Aleris International, Inc. and was appointed President and Chief Executive Officer of Commonwealth Industries, Inc. (a predecessor by merger to Aleris) in June 2004. From 1997 to 2004, Mr. Demetriou served in various positions, including Chief Executive Officer of Noveon, Inc., Executive Vice President of IMC Global Inc. and various leadership positions with Cytec Industries Inc., a specialty chemicals company. From 1981 to 1997, he served in management positions with ExxonMobil Corporation.

Skills and Qualifications:
• Significant experience in the specialty chemicals industry and a chemical engineering background
• Senior leadership experience at the Chief Executive Officer level
• Substantial public board company experience, with longstanding tenure on our board and an institutional knowledge base
Prior Public Directorships:

Aleris International, Inc., Commonwealth Industries, Inc., Foster Wheeler AG and OM Group, Inc.

Kevin M. Fogarty	Our President and Chief Executive Officer
Age: 51 Director since: 2009 Board Committee: Executive Current Public Directorships: • P.H. Glatfelter Company
Mr. Fogarty was appointed our President and Chief Executive Officer in January 2008. Prior to being appointed President and Chief Executive Officer, Mr. Fogarty served as our Executive Vice President of Global Sales and Marketing from June 2005. Mr. Fogarty joined us from Invista, where he had served as President for Polymer and Resins since May 2004. For the 13 years prior to his most recent position with Invista, Mr. Fogarty held a variety of roles within the Koch Industries, Inc. family of companies, including KoSa.

Skills and Qualifications:

•
As the CEO of our Company, Mr. Fogarty sets the strategic direction of the Company under the guidance of the Board and provides valuable insight to the Board into the day to day business issues facing our Company

• Extensive sales, marketing and high-level leadership experience in the chemical industry, including experience in the specialty chemicals business, with broad international business experience

Karen A. Twitchell
Independent Age: 61 Director since: 2009 Board Committees: Compensation and Audit Current Public Directorships: • KMG Chemical, Inc. (Audit Chair) • Trecora Resources (Audit Chair)
From 2010 to 2013, Ms. Twitchell served as the Executive Vice President and Chief Financial Officer of Landmark Aviation, a fixed base operator in the aviation industry. From 2001 to 2009, Ms. Twitchell was a Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company. Prior to that, she served as a Vice President and Treasurer of Kaiser Aluminum Corporation and Southdown, Inc. Before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department.

Skills and Qualifications:
• Broad experience in financial management and corporate finance, including investment banking, treasury and investor relations
• Extensive chemical industry experience
• Longstanding experience in senior corporate positions with knowledge of financial management oversight and enterprise risk management

Executive Officers Who are Not Directors
Marcello C. Boldrini. Mr. Boldrini, age 55, was appointed our Senior Vice President and Chemical Segment President on April 1, 2017. Prior to joining Kraton, Mr. Boldrini was the President Asia and President Global Metals and Mining for Houghton International. From October 2014 to July 2015, Mr. Boldrini was an independent management consultant. From 2010 to 2014, Mr. Boldrini held various executive management positions with Momentive, a global specialty chemical company, including most recently, the Executive Vice President and Chief Marketing Officer. Prior to his experience at Momentive, Mr. Boldrini spent over nineteen years at multiple chemical companies including Ashland, Unilever and Quaker Chemical Mr. Boldrini holds a MS in Chemistry from the University of Milan, Italy and an M.B.A. from Bocconi University in Italy.
Heba K. Botros. Ms. Botros, age 47, our Vice President, Corporate Development and Strategy, was appointed in December 2016.  Ms. Botros joined us from Celgard LLC, a Polypore Company, where she held a number of positions from 2007 through 2016, including most recently as Vice President of Global Sales and Marketing.  Prior to her employment at Celgard, Ms. Botros was employed by General Electric Company, Advanced Materials Division, and Altria Group.  Ms. Botros holds a MBA, Strategic Management Focus, and a Bsc in Accounting & Marketing, each from the University of Wisconsin - Milwaukee. Ms. Botros is also Six Sigma Green Belt certified and is a Certified Public Accountant.
Melinda S. Conley. Ms. Conley, age 51, our Senior Vice President and Chief Human Resources Officer, was appointed as our principal human resources officer in May 2012. Prior to joining us, from 2006 to 2011, Ms. Conley served in various capacities; including Vice President, Total Rewards for Dean Foods, a multi-billion dollar publicly-traded food and beverage company, with responsibility for all compensation and benefits. Prior to that role, she served as Vice President, Human Resources, where she was responsible for all aspects of human resources within the largest division. Ms. Conley previously held multiple human resources positions within the United States and England, with increasing responsibility, at companies including Capital One Financial Corporation, Monsanto Corporation, AlliedSignal, and Ford Motor Company. In addition, she practiced litigation at the firm of Figari & Davenport. Ms. Conley earned a B.A. in Speech Communication and an M.A. from the School of Labor and Employment Relations at the University of Illinois at Urbana-Champaign, and received her J.D. from Southern Methodist University.
J. Fernando C. Haddad. Mr. Haddad, age 53, our Senior Vice President, Global Operations was appointed on April 6, 2015. He is responsible for our global manufacturing, supply planning, and environmental, safety, & health. Prior to joining us, Mr. Haddad worked as the Global Manufacturing & Supply Chain Director for UOP, a Honeywell Company, from 2013 to 2014. Prior to Honeywell, he spent 19 years with Dow Corning, where he held increasingly more senior manufacturing and supply chain leadership positions, including Global Operations Director for the Silicon Metal Business from 2009 to 2013. Mr. Haddad holds a Bachelor of Science degree in Chemical Engineering from the State University of Campinas (Brazil) and an M.B.A. from Faculdade Getulio Vargas (Brazil).
Holger R. Jung. Dr. Jung, age 54, our Senior Vice President and Polymer Segment President, is responsible for all sales, marketing and market development activities for our Polymer segment. Dr. Jung joined us from Invista, a Koch Industries subsidiary, where he held a number of positions of increasing responsibility, serving most recently since 2008 as Vice President of Invista’s North American Polyester & Intermediates business, overseeing the successful sale of that business to Indorama in 2011. Dr. Jung commenced his employment with Hoechst AG in 1990 prior to the sale of Hoechst’s polyester businesses to Koch in 1998, in positions including research and development chemist, technical service manager, and positions with oversight for quality management, strategic planning, and for the marketing and sales functions of KoSa’s European Polyester Specialty Polymer Business. Dr. Jung holds a Ph.D. in polymer chemistry from the University of Marburg in Germany.

Vijay Mhetar. Dr. Mhetar, age 46, our Senior Vice President, Chief Technology Officer, was appointed on January 16, 2017.  Dr. Mhetar is responsible for global research & development and technical service activities as well as implementation of our company-wide innovation process. Dr. Mhetar joined us from General Cable Corporation, a wire and cable manufacturer, where he held a number of positions from 2008 through 2017, including most recently as Senior Vice President - Global Technology.  Prior to his employment at General Cable, Dr. Mhetar was employed by General Electric Company, Plastics as their Global Technology Manager.  Dr. Mhetar holds a Ph.D., Chemical Engineering from Texas A&M University and a Masters in Technology from the Indian Institute of Technology in Bombay, India. Dr. Mhetar is also Six-Sigma Black Belt certified.
Suzanne Pesgens. Ms. Pesgens, age 46, our Vice President and Chief Procurement Officer, was appointed on January 6, 2016. Ms. Pesgens joined us from Arizona Chemical Company, LLC where she was the Director of Global Procurement since 2010. Prior to Arizona Chemical Company, LLC, she held a variety of roles from 1999-2010 in purchasing or marketing at a joint venture between Akzo Nobel and Monsanto Corporation (now Eastman Chemical Company). Ms. Pesgens earned a Master of Science degree in Chemical Engineering from Eindhoven University of Technology (Eindhoven, the Netherlands) and an M.B.A. from Rotterdam School of Management at Erasmus University (Rotterdam, the Netherlands).
Christopher H. Russell. Mr. Russell, age 51, our Chief Accounting Officer, was appointed our principal accounting officer in June 2015. From 2014 to 2015, Mr. Russell served as Chief Accounting Officer for Prince International Corporation, a leading manufacturer and distributor of mineral based products. Previously, from 2011 to 2014, Mr. Russell was employed with GE Power and Water, a subsidiary of General Electric Company, as the Global Controller for its Aero Derivatives business. Before that, he served as Vice President, Financial Reporting and Technical Accounting for Intelsat, a provider of satellite communications worldwide. Mr. Russell worked with Ernst & Young LLP from 1995 to 2007. Mr. Russell earned a B.S. in accounting from the University of North Texas and is a Certified Public Accountant.
James L. Simmons. Mr. Simmons, age 51, our Senior Vice President, General Counsel and Secretary, was appointed our chief legal officer in December 2014. Mr. Simmons joined us in January 2010 and served in various capacities in the legal department, including most recently as Deputy General Counsel and Assistant Secretary. From 2004 to 2010, Mr. Simmons served in a number of roles, with increasing responsibilities, in the legal department of HCC Insurance Holdings, Inc., including as Vice President & Corporate Secretary from 2007 to 2010. Mr. Simmons earned B.A. and M.A. degrees from Stephen F. Austin State University and his J.D. degree from the University of Houston Law Center.
Stephen E. Tremblay. Mr. Tremblay, age 58, our Executive Vice President and Chief Financial Officer was appointed our principal financial officer in 2008. From 1997 to 2007, Mr. Tremblay held various financial positions, including Chief Financial Officer, at Vertis, Inc., a provider of print advertising and media technology. Mr. Tremblay held senior finance positions at Wellman, Inc., a provider of polyester fiber and resins, from 1990 to 1997 and was a member of the accounting and auditing practice at Ernst & Young LLP, from 1983 to 1990. Mr. Tremblay earned a B.S. degree in business administration from Bryant University and is a Certified Public Accountant.

CORPORATE GOVERNANCE

Our Board of Directors
Composition and Refreshment
Our Board is currently comprised of nine members. The exact number of members of our Board will be determined from time to time by resolution of a majority of our full Board, but may at no time consist of fewer than three members.
Our Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual general meeting of stockholders. Messrs. Fournier, Gallagher and Kalman are nominees to serve as Class II directors (term expiring in 2020). Messrs. Demetriou and Fogarty and Ms. Twitchell serve as Class III directors (term expiring in 2018). Ms. Catalano and Messrs. Goldstein and Smith serve as Class I directors (term expiring in 2019).
Our Board and the NCG Committee consider it a priority to ensure that the Board is composed of directors who bring diverse perspectives and exhibit a variety of tenure, skills, professional experience and backgrounds.

		Snapshot of our Board

All directors possess:

œ	High Integrity and Ethical Behavior	`	Strategic Thinking	¸	Diverse Cultural Experiences

î	Senior Leadership and Board Experience	4	Corporate Governance Knowledge	M	Compliance and Risk Management Knowledge

Our directors also possess a balance of other relevant skills:					Average Age 62 Years

è	Financial / Accounting			7

C	Chemical Industry and Manufacturing			7

ë	Executive Compensation and Benefits			6	Average Tenure 6 Years

Ï	Research and Development (IP)			4

P	Sustainability			4

¬	Technology and Cybersecurity			3	Gender Diversity 22%

ù	Sales and Commercial			5

As previously reported, Mr. Demetriou will retire from the Board on May 25, 2017 immediately following the Annual Meeting. Our Board has resolved to reduce the size of the Board to eight directors at such time. However, the Board and the NCG Committee are evaluating candidates for nominees to the Board and are prudently considering each candidate’s skills, experiences and background to ensure an effective Board composition. Please see “—Director Nominations” below for additional information on the Board’s director nomination process.

Meetings and Attendance
Our Board met seven times during 2016, excluding one meeting by the pricing committee (as described below), and acted on other occasions by written consent. During the last full fiscal year, no incumbent director attended fewer than 75 percent of the aggregate of the total number of meetings of the full Board (held during the period for which he or she has been a director) and the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served).
Leadership Structure
Our Board believes it is preferable at this time for one of our independent directors to serve as Chairman of the Board. Therefore, we separate the roles of Chairman of the Board and Chief Executive Officer. Our Chairman of the Board leads the Board’s oversight of the management of the Company and presides at meetings of the Board and the stockholders. Our Chief Executive Officer is responsible for implementing the policies adopted by the Board and exercising general superintendence over all the business and affairs of the Company. We believe our leadership structure is appropriate for our Company because our independent Chairman, Mr. Smith, can bring his extensive experience in the petrochemical industry, and in executive management generally, to bear on matters relating to our Board’s oversight of the execution of our strategy, while Mr. Fogarty is able to use his extensive experience in the chemical industry and knowledge of the day-to-day operations of our business to focus his abilities on executing that strategy.
Role in Risk Oversight
Our executive management is responsible for managing the risks inherent in our business, and our Board oversees our executive team in the execution of its risk management function. To assist in this oversight function, our Board has designated the Audit Committee to oversee the development and execution of the Company’s risk management process. Management identifies and assesses the risks inherent in the business based on the likelihood of the risk occurring and the consequence to the Company if the risk were to be realized. Annually, internal audit conducts a risk assessment to assist management in the identification and assessment of risks. The results of the risk assessment are communicated to executive management for evaluation and identification of the most significant risks facing the Company, including a description of any mitigating controls in place and further mitigating actions that may be planned. Management manages identified risks through their ongoing oversight of operational activities and continued evaluation of the Company’s business goals and objectives. On a quarterly basis, the executive management team meets to reassess the significant risks, as well as to consider the status of any emerging risks. Annually, all risks identified by executive management and any changes to risks are presented for discussion to the Board, with quarterly updates provided to the Audit Committee.
Executive Sessions
Our non-management directors, all of whom are independent under NYSE listing standards, meet regularly in executive session. Mr. Smith, as the non-management Chairman of the Board, serves as the presiding director at each executive session.
Communications with the Board
Our Board has established procedures by which our stockholders and other interested parties may communicate with any member of our Board, the chairman of any of our Board committees or with our non-management directors as a group by mail addressed to the applicable recipient, in the care of: Secretary, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate recipient, for review.

Attendance at the Annual Meeting
We encourage our directors to attend our Annual Meeting, but their attendance is not required. All of our directors attended the 2016 Annual General Meeting of Stockholders.
Independence
Our Board has determined that each of our non-management directors is independent under the listing standards of the NYSE, and references in this proxy statement to these directors as “independent directors” are in that capacity. Mr. Fogarty is not considered to be an independent director for these purposes because he is our President and Chief Executive Officer. In making its subjective determination that each non-management director is independent, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to our Company and management. The Board also considered the information in the context of the NYSE’s objective listing standards, as well as the types of relationships addressed in the NYSE listing standards and disclosure rules of the SEC regarding transactions with related parties.
As part of its analysis to determine director independence, the Board considered the ongoing commercial relationship between Jacobs Engineering Group, Inc., or Jacobs, of which Mr. Demetriou became President and Chief Executive Officer during 2015. Jacobs has received payments from the Company for services. Our relationship with Jacobs was entered into, and payments were made to Jacobs, in the ordinary course of business and on competitive terms, and Mr. Demetriou did not participate in negotiations regarding, nor approve, any such payments or services. Aggregate payments to, and transactions with, Jacobs did not exceed the greater of $1,000,000 or 2% of Jacobs’ consolidated gross revenues for its last three fiscal years. After considering the foregoing, the Board made a subjective determination as contemplated by NYSE listing standards that Mr. Demetriou did not have any relationships that, in the opinion of the Board, would impair his independence under the NYSE listing standards.
Corporate Governance Guidelines
We are committed to having sound corporate governance practices that maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. In that regard, our Board has adopted guidelines that provide a framework for the governance of our company. In addition, we periodically review these guidelines and regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and are available to any stockholder upon request.
Code of Ethics and Business Conduct
We have adopted a Code of Ethics and Business Conduct that is applicable to all of our directors, officers and other employees. The Code of Ethics and Business Conduct is posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and is available to any stockholder upon request. If there are any material changes to or material waivers of the Code of Ethics and Business Conduct that apply to our Chief Executive Officer and/or senior financial officers, we will disclose them on our website in the same location.

Committees of the Board of Directors
We currently have four standing committees of the Board: the Audit Committee, the Compensation Committee, the NCG Committee and the Executive Committee. The charter for each committee can be found in the Investor Relations section of our website located at www.kraton.com. Additionally, in 2015, our Board created a pricing committee to evaluate and approve matters relating to financings in connection with the acquisition of Arizona Chemical. The pricing committee was comprised of Messrs. Fogarty, Goldstein, and Smith and Ms. Twitchell, and met one time in 2016.
The current membership, primary responsibilities and number of meetings held in 2016 for each of our four standing committees of the Board are summarized below:

Committee	Members(1)	Primary Responsibility	Meetings in 2016

Audit	John J. Gallagher, III*
•
Manages the engagement of our independent auditors.
•
Monitors the qualifications, independence and performance of our independent auditors and the qualifications and performance of our internal auditors.
•
Discusses with management, the independent auditors, and the internal auditors the accuracy, effectiveness and integrity of the Company’s accounting policies, internal controls, audit results, financial statements, financial reporting practices, and others select financial matters.
•
Evaluates the hiring of current and former employees of our independent auditors.
•
Monitors compliance with legal and regulatory requirements, listing standards and corporate governance, including our Code of Ethics and Business Conduct, related party transactions, whistleblower activity and disclosure policy.
•
Assists the Board in fulfilling its risk oversight, particularly with regard to market based risk, financial reporting, and effectiveness of the Company’s compliance programs.
			9
	Barry J. Goldstein
	Francis S. Kalman
	Karen A. Twitchell

Nominating & Corporate Governance	Dominique Fournier *	• Identifies and recommends director candidates and committee assignments to the Board. • Reviews, develops and recommends governance principles applicable to the Company. • Oversees the evaluation of the Board and monitors the orientation and continuing education of directors.	4
	Steven J. Demetriou
	John J. Gallagher, III
	Barry J. Goldstein

Compensation	Steven J. Demetriou*	• Manages the engagement, compensation, evaluation, and independence determination of compensation advisers. • Oversees and manages our executive compensation policies, plans, programs, and practices, and makes recommendations to the Board on the same.[2] • Determines our compensation philosophy and objectives. • Advises our Board on director compensation and perquisites. • Oversees our executive talent development. • Reviews public disclosure regarding executive compensation. • Assists the Board in fulfilling its risk oversight, particularly with respect to compensation programs and practices.	5
	Anna C. Catalano
	Dan F. Smith
	Karen A. Twitchell

Executive	Dan F. Smith*	• Acts on matters (1) when, due to an emergency or crisis, a meeting of the full Board cannot be convened in a timely manner and (2) as delegated to the committee by the Board.	0
	Kevin M. Fogarty
	Dominique Fournier

_______________
*     Chairman

(1)
Our Board has determined that (1) all the committee members of each of the Audit Committee, NCG Committee and Compensation Committee are independent for purposes of applicable NYSE listing standards and SEC rules, and (2) each of Messrs. Gallagher, Goldstein and Kalman and Ms. Twitchell qualifies as an “audit committee financial expert.”

(2)
Under its charter, our Compensation Committee may (1) delegate responsibilities to subcommittees comprised of one or more members of the Compensation Committee, and (2) establish committees comprised of our officers, directors or employees to administer defined benefit and other pension plans as provided in plan documentation or otherwise.

Effective upon Mr. Demetriou’s retirement from the Board on May 25, 2017, the Board has resolved that the composition of the Audit Committee and the Executive Committee of the Board will remain the same and that the composition of the Compensation Committee and the NCG Committee will be as follows:

Nominating and Corporate Governance	Anna C. Catalano	Compensation	Anna C. Catalano
	Dominique Fournier *		Karen A. Twitchell *
John J. Gallagher, III
	Barry J. Goldstein		Dan F. Smith
The Board may approve committee reassignments at any time, and from time to time, including upon appointment of an additional director to the Board.
Director Resignation Policy
We have adopted a director resignation policy to recognize principles associated with majority voting for directors. Our Corporate Governance Guidelines provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall, promptly following the certification of the voting results for such election, tender his or her offer of resignation for consideration by our NCG Committee.
The NCG Committee will recommend to the Board whether to accept the offered resignation or other action to be taken, and the Board will act on the offered resignation within 90 days following the certification of voting results for such election and promptly thereafter publicly disclose its decision regarding the offered resignation and, if applicable, the reasons for rejecting the resignation offer. The NCG Committee and the Board may consider any factors and alternatives they deem appropriate in making their recommendation or decision. Any director who is required to tender his or her offer of resignation pursuant to these provisions will not participate in the NCG Committee recommendation or Board action regarding such offered resignation. In the event that each member of the NCG Committee failed to receive the required vote in favor of his or her election, then those independent directors who did not receive a majority withhold vote would appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.
Director Nominations
Our NCG Committee identifies director candidates through the recommendations of directors, management and stockholders. The NCG Committee commences its process by evaluating the needs of the Board going forward and then considering those directors who wish to continue to serve on the Board. Then, if necessary, the NCG Committee seeks out additional candidates for service on the Board.
The NCG Committee evaluates all director nominees, regardless of the person or firm recommending such candidate and all incumbent directors being considered for re-nomination according to established criteria, approved by the Board, for selecting nominees to stand for election as directors. The NCG Committee considers all director candidates in light of the entirety of their credentials and all information about the candidate made available to the committee.
The NCG Committee is authorized to retain search firms to identify and evaluate candidates, including for purposes of performing background reviews of potential candidates. The NCG Committee provides guidance to retained search firms about the preferred qualifications of a candidate.
In compliance with our NCG Committee’s charter, our Board has established guidelines for nominees selected to serve on our Board. Generally, these include:

•	the nominee’s ability to meet any requirements of applicable securities law;

•	the nominee’s ability to meet any requirements of NYSE listing standards;

•	the nominee’s integrity and strength of character;

•	the nominee’s high ethical standards and history in matters of compliance;

•	the nominee’s ability to represent the interests of all stockholders;

•	the nominee’s business experience and leadership;

•	the nominee’s specific areas of expertise;

•	the nominee’s ability to devote sufficient time for attendance at and preparation for Board meetings;

•	the composition of the Board, including the overall mix of skills appropriate for the Company as determined in the business judgment of the NCG Committee and the Board; and

•	principles of diversity.
In addition, our Board has also determined that nominees to serve on our Board should exhibit exemplary qualifications in one or more of the following areas:

•	business leadership experience, especially at the highest executive levels;

•	financial reporting experience, especially as it relates to public companies;

•	corporate finance experience;

•	experience in the chemical industry;

•	expertise in marketing; and/or

•	international business experience.
Diversity
Our NCG Committee has not adopted a specific policy with respect to diversity. However, as noted above, the NCG Committee does consider principles of diversity as an important factor in evaluating nominees to recommend for service on our Board. When considering diversity for the purposes of overall Board composition, the committee considers diversity in a broad context, including, without limitation, race, age, sex, nationality, business experience, skills, international experience, education, other public company board experience and other relevant factors. In addition, the Board values diversity factors such as race, sex and national origin in evaluating individual nominees and includes such factors as important criteria in identifying candidates for service on the Board.
Stockholder Recommendations
Our NCG Committee will consider director candidates recommended by our stockholders. Our Bylaws provide the procedures to be followed by a stockholder to make a director nomination. In order for a stockholder to properly bring an item of business before a meeting of stockholders, including nominations to serve as a director, the stockholder must give timely notice to our Secretary in compliance with the our Bylaws. Stockholder notices or nominations for director should be made in writing to Secretary, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Please refer to the text of our Bylaws (including Section 1.12 “Notice of Stockholder Business and Nominations”), which are on file with the SEC, and “Stockholder Proposals and Nominations for our 2018 Annual Meeting” in this proxy statement for additional information.

Compensation Committee Interlocks and Insider Participation
None of our Compensation Committee members was formerly, or during 2016, an officer of, or employed by, us. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee. As described below under “—Certain Relationships and Related Party Transactions,” Mr. Demetriou as the chairman of our Compensation Committee, and as the Chief Executive Officer of, and a member of the board of directors of, Jacobs, has a relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Involvement in Certain Legal Proceedings
One of our directors, Mr. Demetriou, was the Chief Executive Officer of Aleris International, Inc. from 2004 to 2015. On February 12, 2009, Aleris International and its wholly-owned U.S. subsidiaries filed petitions for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court in the State of Delaware. On June 1, 2010, the case was concluded by the confirmation by the bankruptcy court of a final plan of reorganization.
Election of Officers
Our Board elects our officers, and our officers serve until their resignation or termination or until their successors are duly elected and qualified.
Certain Relationships and Related Party Transactions
Our Board adopted a written policy relating to the approval of related party transactions. Under our policy, we encourage our employees, officers and directors to avoid entering into any transaction that may cause a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their supervisors or our law department. Pursuant to its charter, our Audit Committee is required to evaluate each related party transaction for the purpose of making recommendations to the disinterested members of our Board as to whether the transactions are fair, reasonable and within our policy, and should be ratified and approved by the Board.
In evaluating such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances and the controls implemented to protect our interests and the interests of our stockholders, including:

•	the benefits of the transaction to our Company;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of our Company’s business;

•	the direct or indirect nature of the related party’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.
In 2015, Mr. Demetriou, a member of our Board and chair or our Compensation Committee, was appointed as the Chief Executive Officer of Jacobs Engineering Group, Inc., which, since 2006, has from time to time supplied site maintenance and engineering services for our Belpre, Ohio, facility. Our total purchases from Jacobs in 2016 were $12.0 million and our outstanding payable was $0.5 million as of December 31, 2016. Pursuant to its charter, our Audit Committee evaluated Mr. Demetriou’s related party transaction and made a recommendation to the disinterested members of our Board that the transactions was fair, reasonable and within our policy. The disinterested members of our Board ratified and approved the ongoing commercial transaction.

STOCK OWNERSHIP INFORMATON

Beneficial ownership of our stock is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to the tables below and subject to applicable community property laws, we believe that each stockholder identified in the tables possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.
Holdings of Major Stockholders
Percentages of beneficial ownership by beneficial owners of 5% or more of the shares of our common stock reported below are based on 31,154,148 shares of common stock outstanding on the March 27, 2017 record date:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd St., New York, NY 10055	3,551,291 (1)	11.40%
Frontier Capital Management Co., LLC 99 Summer St., Boston, MA 02110	3,050,352 (2)	9.79%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	2,687,911 (3)	8.63%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Rd., Austin, TX 78746	2,615,690 (4)	8.40%
_______________

(1)
Information is based on a Schedule 13G/A filed with the SEC on January 12, 2017 and represents the number of shares beneficially owned as of December 31, 2016. BlackRock, Inc. holds sole power to vote 3,479,329 shares and sole power to dispose of 3,551,291 shares held by the following subsidiaries: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC., with BlackRock Fund Advisors beneficially owning 5% or more of the outstanding shares of common stock.

(2)
Information is based on a Schedule 13G/A filed with the SEC on February 10, 2017. As of December 31, 2016, Frontier Capital Management Co. LLC, an investment adviser, held sole power to vote 1,371,180 shares and sole power to dispose of 3,050,352 shares.

(3)
Information is based on a Schedule 13G/A filed with the SEC on February 10, 2017. As of December 31, 2016, The Vanguard Group, an investment adviser, held sole power to vote 35,939 shares and sole power to dispose of 2,647,130 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 34,238 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,244 shares as a result of its serving as investment manager of Australian investment offerings.

(4)
Information is based on a Schedule 13G filed with the SEC on February 9, 2017. Dimensional Fund Advisors LP (“Dimensional”), reports the sole power to vote 2,515,468 shares and the sole power to dispose of 2,615,690 shares, as of December 31, 2016. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All securities reported on the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities.

Holdings of Officers and Directors
Percentages of beneficial ownership by our directors, our NEOs, and by all directors and executive officers as a group reported below are based on 31,154,148 shares of common stock outstanding on the March 27, 2017 record date, plus, with respect to any person, the number of shares that may be acquired pursuant to stock options that are or will become exercisable by such person within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Anna C. Catalano	21,070	*
Melinda S. Conley	42,961	*
Steven J. Demetriou	35,388	*
Kevin M. Fogarty	782,434	2.45%
Dominique Fournier	19,827	*
Lothar F. P. Freund	45,380	*
John J. Gallagher, III	30,887	*
Barry J. Goldstein	42,323	*
Holger R. Jung	112,350	*
Francis S. Kalman	17,662(3)	*
James L. Simmons	33,850	*
Dan F. Smith	51,453	*
Stephen E. Tremblay	200,251	*
Karen A. Twitchell	21,672	*
All Directors and Executive Officers as a Group (19 persons)	1,506,277	4.71%
_______________

*	Represents beneficial ownership of less than 1%.

(1)	The address for the beneficial owners is 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032.

(2)
Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The totals in this column include the following shares, beneficial ownership of which the officer or director has the right to acquire within 60 days of the Record Date: Ms. Conley—16,253; Mr. Demetriou—5,550; Mr. Fogarty—557,777; Mr. Goldstein—16,651; Dr. Jung—63,960; Mr. Simmons—6,950; and Mr. Tremblay—128,940. Dr. Freund had the right to acquire beneficial ownership of 36,422 shares on or prior to March 31, 2017.

(3)	Includes 4,000 shares held in an IRA account for the benefit of the beneficial owner.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, as defined under the Exchange Act, and persons who own more than 10% of our stock to file initial reports of ownership and reports of changes in ownership of our stock with the SEC. Such executive officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) reports applicable to our executive officers and directors and 10% beneficial owners were filed on a timely basis, except that Forms 4 relating to the grant of restricted stock were not timely filed for Mr. Santangelo (granted January 6, 2016) or Ms. Pesgens (granted January 6, 2016), and a Form 4 relating to the grant of common stock was not timely filed for Mr. Goldstein (granted February 26, 2016).

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the executive compensation program of our Compensation Committee for the following NEOs including, but not limited to, the material elements of, and the objectives and principles underlying, the program.

Named Executive Officer	Current Position Held
Kevin M. Fogarty	President and Chief Executive Officer
Stephen E. Tremblay	Executive Vice President and Chief Financial Officer
Holger R. Jung	Senior Vice President and Polymer Segment President
Lothar F. P. Freund(1)	Former Senior Vice President and Chief Technology Officer
James L. Simmons	Senior Vice President, General Counsel and Secretary
Melinda S. Conley	Senior Vice President and Chief Human Resources Officer
_______________

(1)
We are including Lothar F.P. Freund, the former Senior Vice President and Chief Technology Officer, because he would have been one of our three other most highly compensated executive officers as of the end of fiscal 2016 but for the fact that he was not serving as an executive officer of the Company at the end of fiscal 2016.

Executive Summary
Principal Components of Compensation to our NEOs in 2016
Our executive compensation program includes a mix of fixed and variable pay with performance periods ranging from one to three years. Our Compensation Committee established performance metrics for our annual cash incentive program ("ICP") and our long-term incentive program ("LTIP") which align with the Company’s strategy. The following table outlines the primary elements of our Compensation Committee’s executive compensation program for 2016:

	Element (1)		Description & Metrics	Purpose

F I X E D	Base Salary		Delivered in cash and evaluated each year, effective April, based primarily on surveys and market data	Provide competitive pay to retain our executive officers.

V A R I A B L E	Annual Cash Incentive Compensation		Delivered in cash and based on: (1) Adjusted EBITDA; (2) Attainment of Net Debt; and (3) Balanced Scorecard Results	Motivate and reward our executives to achieve key annual business objectives.

	Long-Term Equity Incentive Compensation	Restricted Stock Awards ("RSAs")	Three-year cliff vest; Based on stock price appreciation/depreciation	Align interests of executives with long-term stockholder value to support our growth strategy and drive long-term performance, particularly in a volatile industry.

		Restricted Stock Performance Units ("PRSUs")	Three-year cliff vest payout based on (1) cumulative Return on Capital Employed ("ROCE"), and (2) relative Total Shareholder Return ("rTSR")
_______________

(1)
Excludes discussion of our benefits which principally include contributions to the Kraton Savings Plan, contributions to the Benefits Restoration Plan, premiums for Supplemental Disability Insurance and, for Dr. Freund, certain perquisites. All elements of compensation are reviewed against those of our stated peer group, through the market review of total direct compensation and of each discrete element of total direct compensation (base salary, annual cash incentive compensation, and long-term equity incentive compensation).

2016 Performance Highlights
For us, 2016 was marked by substantial growth and achievement against several of our significant milestones. Our overarching strategy in 2016 was comprised of three elements: revitalization of organic growth, operational excellence, and portfolio management. Among our strategic accomplishments for 2016 was the closing of our acquisition of Arizona Chemical on January 6, 2016 for a cash purchase price of $1.37 billion. During 2016, as a result of our efficient integration of Arizona Chemical, we achieved approximately $37 million in general and administrative synergies and operational cost improvements. Additionally, with respect to business highlights associated with performance metrics under our incentive compensation plans, we achieved:

Reduction of Debt to	1-Year Relative TSR in the	Net Income of
$1,721 million		$107 million
and	92nd	and
Net Debt to	Percentile of TSR Peer Group	Adjusted EBITDA
$1,613 million(1)		$354 million(1)

(1)	For a reconciliation of GAAP to non-GAAP financial measures, please refer to “Annex A – Non-GAAP Reconciliations.”

The following graph charts the three-year TSR for each of (1) our common stock, (2) our 2016 TSR Peer Group, in the aggregate, and (3) our 2017 TSR Peer Group, in the aggregate, all from December 31, 2013 to December 31, 2016. The calculation assumes a $100 investment on December 31, 2013 and the reinvestment of all dividends.

Our one-year TSR, from December 31, 2015 to December 31, 2016, not only represents a recovery from the late-2015 decline in the price of our common stock, but also represents additional TSR growth beyond the 2015 opening price of our common stock.

——●—— Kraton Corp.	——■—— 2016 TSR Peer Group	——■—— 2017 TSR Peer Group

Additional Company Performance Highlights for 2016
✓	Realized approximately $12 million of cost savings from our Polymer segment strategic initiatives.
✓	Achieved approximately $18 million in general & administrative synergies and approximately $19 million in operational cost improvements.
✓	Completed the construction of a new, state-of-the-art HSBC plant in Mailiao, Taiwan.
✓	Completed a successful trial of our integrated CariflexTM manufacturing.

Results of 2016 Say-on-Pay Vote and Engagement
We received stockholder approval for our executive compensation program in 2016, with approximately 65% of the votes cast voting in favor of the proposal. Our Compensation Committee continually conducts outreach efforts to discuss its compensation philosophy, policies and procedures with our major stockholders, with the intent to:

1	Solicit feedback from stockholders; Encourage candid discussion on compensation and governance practices	2	Report stockholder views directly to the Compensation Committee and the Board	3	Evaluate and design the executive compensation and corporate governance programs

As a result of this engagement process during 2016, we implemented the following for 2017:

What We Heard From Stockholders in 2016	How We Responded for 2017
Valued performance metrics based on our strategic focus subsequent to the Arizona Chemical acquisition	Continued basing our ICP on a metric based on the attainment of net debt and increased its relative weighting
Encouraged ongoing and enhanced focus on pay-for-performance
•
Continued employing cumulative ROCE and relative TSR as the performance metrics for our LTIP
•
Eliminated the Balanced Scorecard component from our 2017 ICP, which is now determined entirely by Company performance

Supported continued focus on both absolute and relative performance metrics	Adjusted the weighting of the performance metrics for our PRSUs from 75% cumulative ROCE and 25% rTSR to 50% cumulative ROCE and 50% rTSR, providing equality to absolute and relative performance
Positive response to our focus on variable compensation and vesting durations	RSAs and PRSUs continue to have a three-year cliff vest; Stock options have not been issued for over three years
Encouraged clear and more detailed disclosure on performance metrics and compensation elements	Enhanced and clarified various sections of this CD&A to illustrate our performance metrics, goals, calculations, objectives and related Compensation Committee considerations

Our Compensation Committee believes that these continuous outreach efforts ensure that the design of our executive compensation programs remains aligned with stockholder expectations. Accordingly, the following summarizes the changes that our Compensation Committee implemented for 2017 with respect to performance metrics for both our ICP and LTIP:

		2016				2017
ICP	è	Adjusted EBITDA 60%	Net Debt 20%	Balanced Scorecard 20%	è	Adjusted EBITDA 75%	Net Debt 25%

LTIP	è	Cumulative ROCE 75%	Relative TSR 25%		è	Cumulative ROCE 50%	Relative TSR 50%

Roles in Determining Executive Compensation
Our Compensation Committee
Our Compensation Committee discharges the responsibility of the Board relating to the compensation of our executive officers, including our NEOs. The Compensation Committee’s charter contains detailed information on the Compensation Committee’s duties and function and is available under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com.
Our Compensation Committee reviews, at least annually, the goals and objectives related to the compensation of our NEOs. During that review, the Compensation Committee considers the balance between short-term compensation and long-term incentive compensation, evaluates the performance of our NEOs in light of pre-established goals and objectives, and sets the compensation levels of our NEOs based on that evaluation. In determining appropriate targeted compensation, our Compensation Committee considers individual performance, Company performance, rTSR, and compensation of persons holding comparable positions at our peer companies.
Our Compensation Committee has the ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for our NEOs.
Our CEO and Executive Management
Our CEO is typically consulted regarding the compensation of the other NEOs. Our Chief Human Resources Officer regularly attends the meetings of the Compensation Committee and provides input on compensation matters, as requested by the Compensation Committee. Our Compensation Committee then meets in executive session without our CEO to review and recommend any changes to the CEO’s recommendations and to consider other actions, from time to time, as authorized by the Compensation Committee’s charter.
Our Compensation Consultants and Their Independence
In 2015 our Compensation Committee engaged Pearl Meyer to evaluate the competitiveness of, and provide recommendations for, the compensation of our executive officers, including our NEOs, for 2016. This included a review of, and recommendations on, base salary, targeted annual cash incentive compensation, and targeted long-term equity incentive compensation (both with respect to the design of the program for 2016 and the targeted grants). In 2015 Pearl Meyer conducted its analysis on 2016 compensation recommendations using general industry surveys and market data on our 2016 peer groups (as further described in "Determining Executive Compensation—Our Peer Groups and Survey Data).
Beginning in 2016, our Compensation Committee engaged Farient to replace Pearl Meyer as its compensation consultant. During 2016, Farient assisted our Compensation Committee in compiling compensation data, conducting analysis, providing consulting services, and gathering market analysis. Our Compensation Committee continued Farient’s engagement and, for 2017, Farient evaluated the competitiveness of, and provided recommendations with respect to, the compensation of our executive officers, including our NEOs, and the design of the program for 2017.
Our Compensation Committee evaluates its compensation consultant yearly, including for satisfaction of independence requirements, and determined that each of Pearl Meyer and Farient were independent. Our Compensation Committee assesses: (1) the adviser’s provision of other services to the Company; (2) the amount of fees received from the Company by the adviser, as a percentage of the adviser’s total revenue; (3) the adviser’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of the adviser with a Compensation Committee member or an executive officer of the Company; and (5) any adviser-owned Company stock.

Determining Executive Compensation
Our Peer Groups and Survey Data
In order to ensure that our executive compensation program is competitive and has a strong link to relative stock price performance, we review survey data and maintain two peer groups to evaluate and determine various components of our executive compensation program: the TSR Peer Group and the Compensation Peer Group. The TSR Peer Group is used to assess rTSR performance and to determine any payout related to the rTSR portion of our PRSUs.The Compensation Peer Group is used to understand and evaluate how each NEO’s total direct compensation compares with the total direct compensation provided to individuals in similar roles within this peer group and then aligning each NEO’s total target compensation to, or near, the 50th percentile for the peer group.
Our Compensation Peer Group
For setting 2016 total direct compensation and our executive compensation program design, our Compensation Committee, with the assistance of Pearl Meyer, used the 2016 Compensation Peer Group, as listed below. For setting 2017 total direct compensation and executive compensation program design, our Compensation Committee, with the assistance of Farient, comprehensively reviewed, and subsequently revised, the prior peer group and established the 2017 Compensation Peer Group, as listed below. Several companies were removed from the peer group due to completed or pending acquisitions. Additionally, due the transformational nature of the Arizona Chemical acquisition, our revenue increased to more than $1.7 billion and expanded our business profile to include pine-based chemicals. Consequently, a few companies were added to the 2017 Compensation Peer Group due their satisfaction of certain screening including, primary industry, comparable domestic and international revenue, business models and operations, and customer base.
The following table details our Compensation Peer Group for each of 2016 and 2017:

Company	Compensation Peer Group		Company	Compensation Peer Group
	2016	2017		2016	2017
A. Schulman, Inc.	✓	✓	Olin Corp.	✓	✓
Albemarle Corp.	✓	✓	OM Group Inc.(1)	✓	-
Axiall Corp.(1)	✓	-	OMNOVA Solutions, Inc.	✓	✓
Chemtura Corp.	✓	✓	Platform Specialty Products Corp.(2)	-	✓
Cytec Industries, Inc.(1)	✓	-	PolyOne Corp.	✓	✓
Ferro Corp.	✓	✓	Polypore International, LP(1)	✓	-
H.B. Fuller Co.	✓	✓	Quaker Chemical Corp.	✓	✓
Innophos Holdings, Inc.	✓	✓	Rayonier Advanced Materials Inc.(2)	-	✓
Innospec, Inc.	✓	✓	Sensient Technologies Corp.	✓	✓
Int'l Flavors & Fragrances, Inc.	✓	✓	Stepan Co.	✓	✓
Minerals Technologies, Inc.	✓	✓	Westlake Chemical Corp.(3)	✓	-
Newmarket Corp.	✓	✓	W.R. Grace & Co.	✓	✓
_______________
(1)     This company has been, or is being, acquired and therefore was removed from our 2017 Compensation Peer Group.

(2)	This company is an addition to our Compensation Peer Group for 2017 due to their alignment with our business and customer focus as well as its global operations.

(3)	This company is no longer classified as a specialty or diversified chemical company and therefore was removed from our 2017 Compensation Peer Group.
In addition to using our Compensation Peer Group, our Compensation Committee uses peer proxy data in determining the compensation for our CEO and CFO and uses proxy data, as applicable, and survey data in determining the compensation for our other executive officers.

Our TSR Peer Group
As with our Compensation Peer Group, Pearl Meyer determined our TSR Peer Group for grants of PRSUs prior to 2017. In 2017, our Compensation Committee, with the assistance of Farient, comprehensively reviewed the prior peer group and established the 2017 TSR Group, as listed below. Several companies were removed from the peer group due to completed or pending acquisitions or because they are not classified as a specialty/diversified chemical company, and a few companies were added to the peer group due their satisfaction of certain screening criteria including primarily, the presence of international operations, the applicable industry, and the customer base. While revenue is also a screening criteria for our TSR Peer Group, our Compensation Committee broadened the acceptable revenue range for our TSR Peer Group compared to our Compensation Peer Group to ensure that our TSR Peer Group appropriately captures company alternatives from an investment standpoint.
The following table details our TSR Peer Group for each of 2016 (and prior) and 2017:

Company	TSR Peer Group		Company	TSR Peer Group
	Prior	2017		Prior	2017
2016 Compensation Peer Group	✓	-	GCP Applied Technologies, Inc.(5)	-	✓
2017 Compensation Peer Group(1)	-	✓	Huntsman Corporation	✓	✓
Platform Specialty Products Corp.	✓	✓	Ingevity Corporation(5)	-	✓
Rayonier Advanced Materials Inc.	✓	✓	KMG Chemicals, Inc.	✓	✓
Advanced Emissions Solutions, Inc.(2)	✓	-	Landec Corporation(3)	✓	-
Ashland Global Holdings Inc.	✓	✓	LSB Industries, Inc.	✓	✓
Axalta Coating Systems Ltd.(5)	-	✓	PPG Industries, Inc.	✓	✓
Balchem Corporation	✓	✓	Rockwood Holdings, Inc.(4)	✓	-
Celanese Corporation	✓	✓	RPM International Inc.	✓	✓
Chase Corporation	✓	✓	Senomyx, Inc.(2)	✓	-
Codexis, Inc.(5)	-	✓	Sigma-Aldrich Corp.(4)	✓	-
The Dow Chemical Company	✓	✓	TerraVia Holdings, Inc.(5)	-	✓
E.I. du Pont de Nemours and Co.	✓	✓	The Chemours Company(5)	-	✓
Eastman Chemical Company	✓	✓	The Sherwin-Williams Company	✓	✓
Ecolab Inc.	✓	✓	The Valspar Corporation(4)	✓	-
Flotek Industries, Inc.	✓	✓	Valhi, Inc.(5)	-	✓
FMC Corporation(3)	✓	-	Zep, Inc.(4)	✓	-
FutureFuel Corp.	✓	✓
_______________

(1)	Excludes Chemtura Corporation.

(2)	The company was removed from our TSR Peer Group for 2017 because it has been removed from the Russell 3000 Index.

(3)	This company is no longer classified as a specialty or diversified chemical company and therefore was removed from our 2017 TSR Peer Group.

(4)	This company has been, or is being, acquired and therefore was removed from our 2017 TSR Peer Group.

(5)	This company is an addition to our TSR Peer Group for 2017 due to their positive alignment with our screening criteria.

Selecting Performance Metrics and Setting Associated Goals
Our Compensation Committee believes that our performance metrics appropriately assess the performance of our Company, by measuring both performance relative to our peer groups and performance absolute to the execution of our strategic objectives. Our Compensation Committee believes that a single metric would be insufficient to capture the Company’s intended performance trajectory, and any metric in isolation would be unlikely to promote the well-rounded executive performance necessary to enable the Company to achieve long-term success. Therefore, for the 2015 and 2016 grants of PRSUs and for the 2016 ICP for our NEOs our Compensation Committee selected the following performance metrics:

2016 ICP			2015 and 2016 PRSUs
Adjusted EBITDA 60%	Net Debt 20%	Balanced Scorecard 20%	Cumulative ROCE 75%	Relative TSR 25%
For each of the performance metrics, if the Company does not meet threshold performance levels, then the Compensation Committee certifies the payout at zero. The following outlines the goals, and goal setting process, for each performance metric for our 2016 ICP and our outstanding and uncertified PRSUs:
Adjusted EBITDA:

Our Compensation Committee believes that Adjusted EBITDA, as a performance metric, correlates with delivering strong sustainable performance which, in turn, drives long-term value creation. For 2016, our Compensation Committee set Adjusted EBITDA targets by evaluating the approved business plan for our Polymer segment, the deal thesis for our acquisition of Arizona Chemical, the compounding business divestiture and the anticipated acquisition synergies.
	Threshold 0.3x	Target 1.0x	Stretch 2.0x
	($ in millions)
	$329	$396	$445
See "Annex A — Non-GAAP Reconciliations" for more information on our use of, and limitations for, Adjusted EBITDA.
Net Debt:

2016 was the first year that our Compensation Committee established net debt as a performance metric, replacing operating cash flow. Following the close of the Arizona Chemical acquisition, we had $1.73 billion of net debt. Recognizing the Company’s strategic deleveraging plan, our Compensation Committee set net debt targets in line with stockholder expectations and Company forecasts.
	Threshold 0.3x	Target 1.0x	Stretch 2.0x
	($ in millions)
	$1,700	$1,665	$1,550
See "Annex A — Non-GAAP Reconciliations" for more information on our use of, and limitations for, net debt.
Cumulative ROCE:

Our Compensation Committee believes that cumulative ROCE, as a performance metric, demonstrates our efficiency at using both equity and debt to generate returns, therefore driving long-term value creation. Cumulative ROCE, rather than a point-to-point evaluation, is designed to promote continuous performance during the performance period.
2015 PRSUs	Threshold 0.5x	Target 1.0x	Stretch 2.0x
2015	5%	6%	7%
2016	7%	8%	9%
2017	9%	10%	11%

The goals for the 2015 PRSUs were established to provide a meaningful improvement over 2014 actual ROCE.	2016 PRSUs	Threshold 0.5x	Target 1.0x	Stretch 2.0x
For 2016, our Compensation Committee continued the use of cumulative ROCE as a performance metric. As with 2015, our Compensation Committee established threshold and stretch targets at 100 basis point deviations from target.	2016	6%	7%	8%
	2017	7.5%	8.5%	9.5%
	2018	9%	10%	11%

Relative TSR:

In response to stockholder feedback, our Compensation Committee uses rTSR as a metric to provide an external benchmark of our relative performance. The achievement levels determined by our Compensation Committee have remained the same since inception of the metric and are prevalent from a market perspective. These levels ensure that it is challenging for the Company to achieve the top quartile performance repeatedly over multiple performance cycles.
Threshold 0.5x	Target 1.0x	Stretch 2.0x
(Percentile Rank)
30th	50th	75th
Balanced Scorecard:
Our Compensation Committee selects Company annual objectives that are aligned with key Company strategic initiatives for the year. Within each objective, our Compensation Committee sets each member of the leadership team, including our NEOs, certain goals and associated measurement criteria. The Compensation Committee may solicit input from our NEOs regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee often seeks further input from our CEO in establishing the key goals and measurement criteria for the other NEOs. For 2016, the annual objectives were as follows:

Integration	Operations Excellence	Organic Growth	Portfolio Management and External Value	Culture and Organizational Management
Principles and Philosophy of the Compensation Program
Total Direct Compensation Philosophy
Our Compensation Committee looks to total direct compensation for each NEO to determine the individual elements of compensation. Our Compensation Committee’s executive compensation philosophy is to provide a base salary and incentive compensation that attracts, motivates, retains and rewards high quality executives through competitiveness in the marketplace.
To assist our Compensation Committee in designing the 2016 compensation program, in 2015 Pearl Meyer evaluated the total direct compensation paid to our executive officers against that paid to individuals holding comparable roles at companies in our Compensation Peer Group. Our Compensation Committee considered each component of compensation and determined that the aggregate total direct compensation to our NEOs, as a group, was near the median for our peer group. In 2016, Farient conducted a similar analysis and made recommendations for our 2017 targeted total direct compensation. Our Compensation Committee aims to establish total direct compensation for our executives at, or near, the 50th percentile of the Compensation Peer Group to facilitate recruitment and retention while avoiding excessive compensation. Our Compensation Committee reserves the right to exercise its independent business judgment in determining the compensation of our NEOs or deviating from this target.
2016 Total Direct Compensation
The following summarizes the three key compensation elements for our NEOs’ targeted total direct compensation for 2016:

•
Base Salary: Messrs. Tremblay, Jung and Simmons received an increase in 2016 based on our Compensation Committee’s review of our Compensation Peer Group. For Messrs. Fogarty and Freund, and Ms. Conley, 2016 base salaries were equal to base salaries in 2015.

•
Annual Cash Incentive Compensation: With the exception of an increase from 65% to 70% for Mr. Tremblay, targeted bonus percentages remained unchanged between 2015 and 2016 for all NEOs. Actual payouts under our ICP for 2016 were 74.8% of target for Messrs. Fogarty, Tremblay, Jung and Freund, and 77.9% of target for Mr. Simmons and Ms. Conley.

•
Long-Term Equity Incentive Awards: Targeted total long-term incentive award values did not change for any NEO from 2015 to 2016. However, under the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated (the "2009 Plan"), we used the high and low stock price on the day prior to the grant date to determine the number of shares to grant; therefore, the targeted value and the reported value (determined by the fair market value on the grant date) differ. We revised this practice under our Kraton Corporation 2016 Equity and Cash Incentive Plan (the "2016 Plan"). For awards granted under the 2016 Plan, the targeted and reported amounts both use a fair market value calculated as an average of the high and low stock price on the grant date.

The tables below depict the targeted amounts for the key compensation elements of total direct compensation for our CEO and for our other NEOs for 2016.

CEO Direct Targeted Compensation (2016)	Other NEOs Direct Targeted Compensation (2016)

Analysis of Total Direct Compensation	CEO	Other NEOs
Proportion of pay subject to specific quantitative performance criteria	60%	51%
Proportion of pay at-risk (variable compensation)	80%	66%
Proportion of pay delivered in the form of long-term equity	60%	47%
Targeted Direct Compensation Focuses on Equity and Variable Compensation
As demonstrated above, targeted total direct compensation for 2016 for all NEOs reflects our Compensation Committee’s focus on granting a significant portion of total compensation in the form of variable compensation and long-term equity. In the Compensation Committee’s judgment, this focus is intended to align our NEOs’ long-term interests with those of our Company and our stockholders by linking a significant portion of the compensation with our Company’s performance. For 2016, our Compensation Committee targeted long-term equity compensation as the most significant element of total direct compensation: 60% for our CEO and 47% for our other NEOs.
The value of variable compensation fluctuates based on the performance of our Company and the market value of our common stock, taking into account both short-term business performance and long-term share performance. RSAs, PRSUs and grants under our ICP each constitute variable compensation. For 2016, our Compensation Committee targeted variable compensation for our CEO at $3.6 million, or 80% of his targeted total direct compensation. Additionally, over the same period for our other NEOs, our Compensation Committee targeted variable compensation at approximately 66% of their average aggregate targeted total direct compensation.

Pay-For-Performance
Our Compensation Committee designs its pay-for-performance philosophy with the goal to align executive compensation with the creation of long-term stockholder value.
Reported, Realized and Realizable Pay
Our Compensation Committee considers realized and realizable pay in determining our CEO’s compensation, which reflects their continuing focus on pay-for-performance. To better understand the performance-based nature of our Compensation Committee’s philosophy, the charts below show, for each of the last three years, the difference between the compensation (1) for our CEO as reported in the summary compensation table, (2) that our CEO actually realized, and (3) that our CEO could have realized at the end of each given year based on our closing stock price on such date, as well as the factors affecting realized and realizable pay.

Factors Affecting Realized and Realizable Pay
Our CEO did not exercise any stock options in 2014, 2015 or 2016.
Our Compensation Committee certified the payout at 52.5% of target for the 2014 grants of PRSUs.
Our stock price increased approximately $11 from the grant date (used to calculate the Reported value) to the last trading day of 2016 (used to calculate the Realizable value), therefore the value of the Long-Term Equity Incentive Awards increased between Reported and Realizable pay for 2016.

With 60% of our CEO’s target compensation delivered as equity incentive compensation, the value ultimately earned will reach or exceed target only when our stock price increases and TSR improves.

$ in Thousands
Base Salary	Long Term Equity Incentive Awards	Option Awards	Cash Incentive Compensation	Other Compensation(3)
________________

(1)	Reflects the value realized from the vesting of stock awards and the exercise of stock options, each as reported in the Option Exercises and Stock Vested table for the given year.

(2)
Reflects the value that could be realized from the vesting of stock awards granted in the given year, based on the closing price for our common stock on the NYSE on the last trading day of such year. This valuation: (i) assumes vesting at target levels for the 2015 and 2016 PRSUs, and (ii) uses a certified payout of 52.5% of target for the 2014 PRSUs. Reflects the value that could be realized from the exercise of stock options granted in the given year, calculated as the spread between the option exercise price and the closing price of our common stock on the NYSE on the last trading day of such year.

(3)	Includes changes in pension value and non-qualified deferred compensation earnings.

Compensation Decisions and Results

Fixed	Variable

Base Salary	Cash Incentive Compensation	+	Restricted Stock Awards	+	Restricted Stock Performance Units	=	Target Value

	Annual Incentive		Long-Term Incentive Compensation (3-Year Cliff Vesting)
Base Salary
Our Compensation Committee reviews the base salary of each NEO on an annual basis and determines if a change is warranted. For our CEO and for our Chief Financial Officer, our Compensation Committee reviewed proxy data from the Compensation Peer Group. For our other executive officers, for 2016 our Compensation Committee reviewed published survey data and proxy data from the 2016 Compensation Peer Group, and for 2017 our Compensation Committee reviewed published survey data from the 2017 Compensation Peer Group. Our Compensation Committee targets each NEO’s base salary at, or near, the 50th percentile for base salaries in our Compensation Peer Group, consistent with our overall compensation philosophy.
Our Compensation Committee starts with a review to establish total direct compensation and then determines the component parts. For our CEO, base salary accounted for approximately 20% of 2016 targeted total direct compensation, and for our other NEOs base salary accounted for approximately 34% of 2016 targeted total direct compensation. Our Compensation Committee believes these levels provide a significant attraction and retention effect for our NEOs, but are also consistent with the objective of paying a significant portion of total cash compensation as variable and performance-based compensation.
The base salary determinations for our CEO and for our other NEOs (excluding, for comparative purposes, Lothar F.P. Freund) were as follows:

Named Executive Officer	2016 Base Salary ($)	YOY Change	2017 Base Salary ($)	YOY Change
Kevin M. Fogarty	875,000	—	925,000	5.7%
Stephen E. Tremblay	475,000	5.6%	475,000	—
Holger R. Jung	400,000	6.7%	400,000	—
Lothar F. P. Freund	350,000	—	n/a	n/a
James L. Simmons	350,000	16.7%	400,000	14.3%
Melinda S. Conley	325,000	—	350,000	7.7%

Annual Cash Incentive Compensation
Cash incentive compensation awards for 2015 and 2016 were made under the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan (the “2013 Cash Incentive Plan“) and cash incentive awards for 2017 were made under the 2016 Plan. The purposes of annual cash incentive compensation are to promote the interests of our Company and our stockholders by providing variable cash compensation opportunities that are competitive with other companies to those individuals who contribute to the short-term performance and long-term performance and growth of our Company.
Our Compensation Committee establishes target bonuses for our NEOs based on survey data and our Compensation Peer Group. Awards, designed to take advantage of the performance-based compensation exception to Section 162(m) of the Internal Revenue Code, are granted based on the achievement levels of performance goals established by our Compensation Committee during the first 90 days of the calendar year for which the goals apply.
Formula and Metrics for Annual Cash Incentive Compensation
Our Compensation Committee based the 2016 annual cash incentive compensation on business performance and individual results against a balanced scorecard of key strategic objectives, with the following assigned percentage weighting to the achievement of each:

Business Performance 80%		+	Balanced Scorecard 20%	=	Annual Cash Incentive Compensation
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Net Debt (Effective 20%)	Adjusted EBITDA (Effective 60%)
Our Compensation Committee used the following Target Bonus factors, which they approved in February 2016, to calculate annual cash incentive compensation for our NEOs for the bonus year ended December 31, 2016:

Named Executive Officer	Target Bonus	Incremental Change	Bonus Range ($)(1)
Kevin M. Fogarty	1.0 x Base Salary	—	0 - 1,750,000
Stephen E. Tremblay	.70 x Base Salary	.05x	0 - 665,000
Holger R. Jung	.60 x Base Salary	—	0 - 480,000
Lothar F. P. Freund	.60 x Base Salary	—	0 - 420,000
James L. Simmons	.50 x Base Salary	—	0 - 350,000
Melinda S. Conley	.50 x Base Salary	—	0 - 325,000
__________________

(1)	Depending on actual performance, annual cash incentive compensation can range from zero to 2x times his or her target.

Our Compensation Committee determined each NEO’s total annual cash incentive compensation based on the following calculation:

1	Determine the payout of the Business Performance component (Target Bonus x 0.80 x Company Factor)
For 2016, the Company Factor was determined based on our achievement of Adjusted EBITDA and achievement of net debt. The Compensation Committee established threshold, target and stretch multipliers for these performance targets, which provided a multiplier that could range from 0.3, if the minimum, or threshold, level of performance is achieved, to 2.0, assuming the Company met or exceeded the maximum, or stretch, goal.
Our achievement of Adjusted EBITDA contributed to the Company Factor as follows:

	Weight (2)	Threshold 0.3x	Target 1.0x	Stretch 2.0x	2016 Actual	2016 Factor
		($ in millions)			($ in millions)
Adjusted EBITDA(1)	75%	$329	$396	$445	$354	0.422
__________________

(1)
For discussion on 2016 goal setting, please refer to "Selecting Performance Metrics and Setting Associated Goals". For a reconciliation of Net Income to Adjusted EBITDA, refer to “Annex A – Non-GAAP Reconciliations.”

(2)	After accounting for the Balanced Scorecard component, the effective weight of Adjusted EBITDA was 60%.

Adjusted EBITDA Factor - Negative adjustment 0.422 to 0.383 Our Compensation Committee applied negative discretion for Messrs. Fogarty, Tremblay, Jung and Freund. The adjustment is associated with the $5.3 million impact on Adjusted EBITDA from the exit of our NEXAR™ product line in June 2016. The negative adjustment reduced the Company Factor from 0.784 to 0.745 for these individuals.
Adjusted EBITDA
negative adjustment
~~0.422~~	à	0.383
Our reduction of net debt contributed to the Company Factor as follows:

	Weight (2)	Threshold 0.3x	Target 1.0x	Stretch 2.0x	2016 Actual	2016 Factor
		($ in millions)			($ in millions)
Net Debt(1)	25%	$1,700	$1,665	$1,550	$1,613	0.362
__________________

(1)
For discussion on 2016 goal setting, please refer to "Selecting Performance Metrics and Setting Associated Goals". For a reconciliation of Debt to Net Debt, refer to “Annex A – Non-GAAP Reconciliations.”

(2)	After accounting for the Balanced Scorecard component, the effective weight of Net Debt was 20%.

As a result of the above performance levels, the Company Factor for Messrs. Fogarty, Tremblay, Jung and Freund was 0.745 (0.383 + 0.362) and the Company Factor for Mr. Simmons and Ms. Conley was 0.784 (0.422 + 0.362).

2a	Determine the Balanced Scorecard Funding Factor for the Balanced Scorecard component
The Balanced Scorecard component is paid from a total pool that is funded based on the Company’s achievement of the same Adjusted EBITDA targets established by the Compensation Committee for the Business Performance component.

For 2016, as a result of the Company’s Adjusted EBITDA of $354 million, the pool was funded at 84% (a 0.84 Funding Factor) based on the following predetermined funding levels:

Metric(1)	Threshold 0.3x	Target 1.0x	Stretch 2.0x	2016 Actual
	($ in millions)			($ in millions)
Adjusted EBITDA	$329	$396	$445	$354
Bonus Pool Funding Level	75%	100%	125%	84%
__________________

(1)	For a reconciliation of Net Income to Adjusted EBITDA, please refer to “Annex A – Non-GAAP Reconciliations.”
In no event may the aggregate payout for individual performance be in excess of the total pool funded for the Balanced Scorecard component.

2b	Determine the payout of the Balanced Scorecard component (Target Bonus x 0.20 x Funding Factor (Step 2a above) x Balanced Scorecard Percentage)
Our Compensation Committee determined that, for 2016, the key strategic objectives listed below, aligned with the Company’s strategic plan and were in the best interests of the Company and its stockholders. For additional discussion of how our Compensation Committee sets 2016 goals, please refer to "Selecting Performance Metrics and Setting Associated Goals". Our Compensation Committee analyzed each NEO’s performance against these five key strategic objectives to determine their respective Balanced Scorecard Percentage. An NEO’s Balanced Scorecard Percentage could have ranged from 0%-200% based on performance against the Balanced Scorecard.

Integration	Operations Excellence	Organic Growth

Portfolio Management and External Value	Culture and Organizational Management
While individual objectives exist for each member of our leadership team, including our NEOs, 2016 presented a unique challenge for the leadership team due to the transformational impact of the Arizona Chemical Acquisition and the associated integration priorities. In overcoming these challenges and achieving various strategic goals, our Compensation Committee noted the collaborative effort among the leadership team during 2016. Therefore, each NEO obtained the same 90% Balanced Scorecard Percentage. Noteworthy collaborative accomplishments include, but are not limited to, the capture of targeted synergies, obtaining the highest safety record in the last five years, implementing Company-wide uniform initiatives on compliance and culture, and completing effective strategic transactions and operating projects. Our NEOs collaborative efforts occurred in a year where the Company's stock price increased approximately 72% from January 1 to December 31 of 2016.

2016 Certified Annual Cash Incentive Compensation
Based on calculations outlined in the steps above, we paid total cash incentive compensation to our NEOs in the following amounts for the 2016 performance year:

	Business Performance (80%)		+	Individual Performance (20%)			=	2016 Total ($)
Named Executive Officer	Company Factor(1)	Business Performance Component ($)		Balanced Scorecard Percentage	Funding Factor	Balanced Scorecard Component ($)
Kevin M. Fogarty	0.745	521,500		90%	0.844	133,000		654,500
Stephen E. Tremblay	0.745	198,170		90%	0.844	50,540		248,710
Holger R. Jung	0.745	143,040		90%	0.844	36,480		179,520
Lothar F. P. Freund(2)	0.745	125,160		90%	0.844	31,920		157,080
James L. Simmons	0.784	109,760		90%	0.844	26,600		136,360
Melinda S. Conley	0.784	101,920		90%	0.844	24,700		126,620
________________

(1)
Our Compensation Committee used negative discretion to adjust the Company Factor from 0.784 to 0.745 for all NEOs, except Ms. Conley and Mr. Simmons, as a result of the financial impact from the exit of our NEXAR product line.

(2)	Our Compensation Committee approved the discretionary payment to Dr. Freund based on the continuation of his employment through December 31, 2016.

Year-over-year Results
Targeted amounts of annual cash incentive compensation remained unchanged for our CEO over 2015 and 2016, and targeted amounts of annual cash incentive compensation for our other NEOs increased 7.8% in 2016 as compared to 2015. Compared to 2015, in 2016 the cash incentive compensation paid to our NEOs, as a group, decreased both in the aggregate and as a percentage of base salary, consistent with our pay-for-performance philosophy. On average, in 2016 the total payout percentage for our NEOs was 75.8% of their target bonus, representing a 86.7% decrease from the actual payout percentage for each NEO of 162.5% in 2015.

Target	Actual

Changes to the ICP for 2017
Based on stockholder engagement and analysis from Farient, for 2017 our Compensation Committee approved the below disclosed changes from the 2016 ICP to ensure a continued alignment with the creation of long-term stockholder value. Any compensation paid under our 2017 ICP will be paid in cash, and we expect that such payments, if any, will be made on or before March 15, 2018.
With the exception of Mr. Simmons, whose Target Bonus factor increased from 50% in 2016 to 55% for 2017, all other Target Bonus factors as described on page 35 above have remained the same for 2017.
Our Compensation Committee eliminated the Balanced Scorecard component therefore focusing entirely on Company performance metrics, being attainment of Adjusted EBITDA and reduction of net debt. Our Compensation Committee will continue to use individual performance as an internal measure for alignment of our executive leadership team and to guide the direction of Company performance.

		2016				2017
ICP	è	Adjusted EBITDA 60%	Net Debt 20%	Balanced Scorecard 20%	è	Adjusted EBITDA 75%	Net Debt 25%
All annual cash incentive compensation awards subsequent to December 31, 2016 will be made pursuant to the 2016 Plan. Awards will no longer be made under the 2013 Cash Incentive Plan.

Long-Term Equity Incentive Compensation
Equity awards made prior to May 18, 2016 were made under the 2009 Plan and equity awards made subsequent to May 18, 2016 are made under the 2016 Plan. Each of the 2009 Plan and 2016 Plan provide for the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance-based compensation awards, in addition to other equity or equity-based awards as the Board determines necessary from time to time. For 2015 and 2016, the targeted long-term equity incentive compensation for our NEOs comprised of one-third RSAs and two-thirds PRSUs.

Restricted Stock Awards 33.3%	+	Restricted Stock Performance Units 66.6%	=	Target Long-Term Equity Incentives
RSAs serve as a useful retention tool by requiring the executive to continue to work for the Company during the three-year cliff vesting period. Additionally, RSAs have tangible value in our industry, which typically displays more volatility than other more predictable industries. PRSUs, which are settled in shares of common stock of the Company, further align the interests of our executives with those of our stockholders because such awards vest, if at all, based upon the achievement of performance targets that indicate the successful operation of our business.
RSA and PRSU Grants for 2016 and 2017
In each of February 2016 and 2017, our Compensation Committee approved long-term equity incentive compensation to our NEOs at targeted amounts, resulting in the following grants (PRSUs reported at target levels):

	2016 Grants		2017 Grants
Named Executive Officer	RSAs (#)(1)	PRSUs (#)(2)	RSAs (#)(1)	PRSUs (#)(2)
Kevin M. Fogarty	55,556	111,111	34,050	68,100
Stephen E. Tremblay	16,461	32,922	9,557	19,115
Holger R. Jung	12,346	24,691	7,168	14,336
Lothar F. P. Freund(3)	11,317	22,634	n/a	n/a
James L. Simmons	7,202	14,403	4,778	9,557
Melinda S. Conley	7,202	14,403	4,181	8,363
________________

(1)	The RSAs are subject to three-year cliff vesting.

(2)
The PRSUs will vest three-years from the date of grant in an amount, if at least the threshold level of performance is achieved, ranging from 0.5x target to 2.0x target level depending on performance against the Compensation Committee's established metrics for the achievement of cumulative ROCE and rTSR.

(3)	Dr. Freund forfeited his 2016 RSAs and PRSUs upon his departure from the Company on December 31, 2016.
Our Restricted Stock Performance Units
Our Compensation Committee reviewed potential metrics and determined that, for grants of PRSUs in each of 2015, 2016 and 2017, both rTSR, as an external benchmark, and cumulative ROCE, as an absolute metric, render an appropriate mix that not only provides an incentive to the executive, but is also in the best interests of our stockholders. For PRSUs granted in 2015 and 2016, the components were weighted as follows:

Cumulative ROCE 75%	+	Relative TSR 25%	=	Performance Restricted Stock Unit Award

Cumulative Return on Capital Employed
Our Compensation Committee determines cumulative ROCE by comparing the cumulative net operating profit over the three-year performance period against a range of cumulative Performance Profit (defined below) levels over the same three-year performance period. The following steps outline how the Compensation Committee will determine the cumulative ROCE for outstanding PRSUs:

1	Calculate the Cumulative Net Operating Profit (for the three-year period)
We add our net operating profit, net of taxes at a specified rate (15% for 2015 and 29% for 2016), for each of the three years in the performance period to obtain the cumulative net operating profit.

2	Calculate the Cumulative Performance Profit Levels (for the three-year period)
Each year, our Compensation Committee determines the threshold, target or stretch Performance Profit levels by multiplying our average capital employed (being the annual average of total assets, less excess cash greater than $50 million, less total current liabilities, plus the current portion of long-term liabilities, all determined on a U.S. GAAP basis) by the Return Percentages for each year determined by the Compensation Committee (and disclosed annually) to ensure a meaningful improvement on our performance. For additional discussion of how our Compensation Committee sets 2016 goals, including the specific Return Percentages, please refer to "Selecting Performance Metrics and Setting Associated Goals".
The below provides an example of that calculation:

	Year One		Year Two		Year Three		Cumulative
Threshold (0.5x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Threshold Performance Profit
Target (1.0x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Target Performance Profit
Stretch (2.0x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Stretch Performance Profit

3	Compare the Cumulative Net Operating Profit (from Step 1) to the Cumulative Performance Profit Levels (green column from Step 2) to determine the payout factor for cumulative ROCE.
Our Compensation Committee then compares the cumulative net operating profit over the performance period to the range of cumulative Performance Profit levels over the performance period to determine the vesting factor for the PRSUs. The calculation for the current status of each our 2015 PRSUs and 2016 PRSUs is detailed below in "—Update on Completed and Outstanding Performance Cycles for our PRSUs."
Relative TSR
Relative TSR is measured by the compound annual growth in our stock price over the three-year performance period (calculated using the closing price on the last trading day of the applicable years), plus reinvestment of dividends on the ex-dividend date. This number will be compared to the applicable TSR Peer Group (as discussed above), with the payout based on our percentile rank relative to such TSR Peer Group.

Update on Completed and Outstanding Performance Cycles for our PRSUs
As previously reported, in February 2016, our Compensation Committee certified a zero payout on the PRSUs granted in 2013. In February 2015, our Compensation Committee certified a payout of 52.5% of target on the PRSUs granted in 2014 (the "2014 PRSUs"). The 2014 PRSUs had a one-year performance period but the underlying shares remained subject to vesting until March 3, 2017.
The tables below set forth: (1) the attainment level of ROCE for 2014 and (2) the number of shares of common stock granted at target, the grant-date fair value for each award, and the value realized for the 2014 PRSUs for the applicable NEOs:

Threshold (0.5x Target)	$994,178 x 4.3% $42,750

Target (1.0x Target)	$994,178 x 5.3% $52,691

Stretch (2.0x Target)	$994,178 x 6.3% $62,633

Actual Net Operating Profit (with taxes at 15%)	$43,292

Named Executive Officer(1)	# Shares at Target	Value of Grant(2)	Realized Value(3)
Kevin M. Fogarty	32,166	$867,517	$466,930
Stephen E. Tremblay	9,507	$256,404	$138,006
Holger R. Jung	7,148	$192,782	$103,762
Melinda S. Conley	3,574	$96,391	$51,881
________________

(1)	Mr. Simmons was not granted any 2014 PRSUs. Dr. Freund's 2014 PRSUs were terminated upon his departure from the Company on December 31, 2016.

(2)
The grant-date fair value for each PRSU is computed in accordance with FASB ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 5, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (our “2016 Annual Report”).

(3)	The realized value was calculated based on the closing price of our common stock on March 3, 2017, the date that the 2014 PRSUs fully vested, which was $27.65.

In 2016, we completed the first year of the three-year performance period for our 2016-2018 PRSUs and the second year for our 2015-2017 PRSUs. Each of these PRSU awards are subject to 3-year vesting periods, so earned units will only vest after the completion of the 3-year cycle. Twenty-five percent of the performance factor for these PRSUs is based on the achievement of rTSR, which, as a point-to-point metric, is incalculable until the close of trading on the last trading day of the third year from the grant date. Seventy-five percent of the performance factor for these PRSUs granted is based on cumulative ROCE. Although the cumulative ROCE levels will not be determined under the end of the performance period, and may vary significantly following each year’s financial results, the following tables shows the current financial status of the cumulative ROCE achievement for our outstanding PRSUs:

2015 - 2017 PRSUs	2015		2016		2017		2015-2016 Cumulative
Threshold (0.5x Target)	$917,180 x 5% $45,859	+	$2,441,929 x 7% $170,935	+	$TBD	=	$216,794
Target (1.0x Target)	$917,180 x 6% $55,031	+	$2,441,929 x 8% $195,354	+	$TBD	=	$250,385

Stretch (2.0x Target)	$917,180 x 7% $64,203	+	$2,441,929 x 9% $219,774	+	$TBD	=	$283,977

Actual Net Operating Profit (with taxes at 15%)	$81,353	+	$179,834	+	$TBD	=	$261,187

2016 - 2018 PRSUs	2016		2017		2018		FYE 2016
Threshold (0.5x Target)	$2,441,929 x 6% $146,516	+	$TBD	+	$TBD	=	$146,516

Target (1.0x Target)	$2,441,929 x 7% $170,935	+	$TBD	+	$TBD	=	$170,935

Stretch (2.0x Target)	$2,441,929 x 8% $195,354	+	$TBD	+	$TBD	=	$195,354

Actual Net Operating Profit (with taxes at 29%)	$150,214	+	$TBD	+	$TBD	=	$150,214

Changes to the LTIP for 2017
In response to feedback during the Compensation Committee’s stockholder outreach in 2016, and to further our stockholders interests, the weighting of the performance metrics for the PRSUs granted in 2017 were revised as follows to balance the focus between internal and external financial performance metrics:

		2016			2017
LTIP	è	Cumulative ROCE 75%	Relative TSR 25%	è	Cumulative ROCE 50%	Relative TSR 50%
For the 2017 PRSUs, the Compensation Committee approved the three-year attainment level for cumulative ROCE and relative TSR, based on our 2017 TSR Peer Group. The target level for cumulative ROCE aligns with the Company’s 2017 Strategic Plan, as approved by the Board. Additionally, cumulative ROCE levels for prior PRSUs were overly aspirational in comparison to peers and industry-wide performance. The cumulative ROCE levels for the 2017 PRSUs more closely reflect the realistic performance trends of the Company as well as our leadership’s analytical understanding of the assets and performance for our Chemical segment subsequent to the transformational acquisition of Arizona Chemical.

Level	Actual ROCE	Cumulative ROCE			Relative TSR (Percentile Rank)
	2016	2017	2018	2019
Threshold (0.5x Target)	6.2%	6.2%	6.5%	7.0%	30th
Target (1.0x Target)	6.2%	6.4%	6.8%	7.4%	50th
Stretch (2.0x Target)	6.2%	6.9%	7.3%	8.2%	75th

Under our 2009 Plan we used the high and low stock price on the day prior to the grant date to determine the number of shares to grant; therefore, the targeted value and the reported value (determined by the fair market value on the grant date) differed slightly. We revised this practice under our 2016 Plan and, for all grants of long-term equity incentive awards subsequent to May 18, 2016, the targeted and reported amounts both use a fair market value calculated as an average of the high and low stock price on the grant date.

Other Compensation
Fringe Benefits/Perquisites
In 2016, we reimbursed Dr. Freund for travel expenses to his home country of Germany for himself and his spouse and up to two of his dependents once per year. We provided these perquisites to Dr. Freund because they aided us in retaining his valuable services and yet could be provided at relatively little cost to the Company. In 2016, we also reimbursed Mr. Fogarty for an annual medical exam. No other material fringe benefits or perquisites were provided to our NEOs in 2016.
Supplemental Disability Insurance
Our senior managers and executives, including our NEOs, participate in a supplemental disability insurance program for which the premiums are paid by the Company. The plan provides disability income protection at 60% of base salary and annual cash incentive compensation with no maximum benefit. Annual premiums for our NEOs ranged from $4,001 to $40,024 for 2016. The Compensation Committee determined that the provision of this benefit was appropriate in order to provide competitive, market-based benefits to our NEOs.
U.S. 401(k) Plan
Our NEOs are eligible to participate in the Kraton Savings Plan, a broad-based tax-qualified savings plan providing for employer and employee contributions for employees employed within the United States.
Non-Qualified Defined Benefits Restoration Plan
Our NEOs who participate in our U.S. 401(k) plan are eligible to participate in a non-qualified defined benefits restoration plan. This non-qualified plan is intended to restore certain benefits that may not be provided under the tax-qualified savings plan due to certain limitations imposed on tax-qualified plans by the Internal Revenue Code.
U.S. Pension Plan
Our NEOs who were hired prior to October 15, 2005, which include Messrs. Fogarty and Freund, were afforded an opportunity to participate in our broad-based tax-qualified noncontributory pension plan. Employees hired on or after October 15, 2005 are not eligible to participate in the pension plan. The pension plan was amended in 2005 to provide participants with a choice, which was effective as of January 1, 2006, between (1) continuing to accrue benefits under the final average pay formula provided for under the pension plan or (2) “freezing” benefits under the pension plan in exchange for an enhanced benefit under the Kraton Savings Plan. For participants who chose to receive the enhanced benefit under the Kraton Savings Plan, the final average earnings, service and social security benefit components of the pension formula (as defined in the plan) were frozen as of December 31, 2005. However, such participants will still be credited with service accumulated after December 31, 2005 for purposes of vesting of benefits under the pension plan.

2016 - 2018 Executive Officer Special Retention Award
On February 10, 2016, the Compensation Committee approved the payment of a special retention award (“Retention Awards”) to several of our executive officers, including our principal financial officer (such NEOs being referred to as the “Eligible Officers”), in recognition of significant contributions made in connection with the acquisition of Arizona Chemical and their continuing work on integrating our operations with those of Arizona Chemical. The Retention Awards payable to the Eligible Officers will be paid in cash and will vest in full on January 6, 2018, subject to the respective Eligible Officer remaining continuously employed by the Company through the date of vesting. The Retention Awards are in addition to any bonuses the Eligible Officers may be entitled to receive under any other bonus plans of the Company.
The Retention Awards payable to Eligible Officers are:

Eligible Officer	Retention Award ($)
Stephen E. Tremblay	292,500
James L. Simmons	112,500
Melinda S. Conley	81,250
Components of Post-Employment Compensation
Executive Severance Program
Certain of our executives, including our NEOs, participate in the Kraton Corporation Executive Severance Program. The Compensation Committee provides severance to our executive officers because it is consistent with the market practice among our peer companies, and, in the business judgment of the Compensation Committee, is necessary for our recruitment and retention goals. Each of the participants in the program has executed a non-competition and confidentiality agreement.
The severance program provides for severance payments upon certain events terminating employment. In the event the NEO’s employment is terminated by us without “cause” or by the NEO for “good reason” (as each such term is defined in the severance program), Mr. Fogarty would be entitled to 18 months of salary, up to 18 months of medical benefit continuation and a lump-sum payment equal to 1.5 times the average bonus over the prior three years, and other NEOs would be entitled to 12 months of base salary, up to 12 months medical benefit continuation and a lump-sum payment equal to one times the average bonus over the prior three years. In the event such termination occurs within one year immediately following a change in control of the Company, Mr. Fogarty would be entitled to 36 months of salary, up to 36 months of medical benefit continuation and a lump-sum payment equal to three times the target bonus for that year for Mr. Fogarty, and other NEOs would be entitled to 24 months of base salary, up to 24 months of medical benefit continuation and a lump-sum payment equal to two times the target bonus for that year. The Compensation Committee elected these multiples based upon a market assessment of the severance benefits offered by our peer companies and a determination that these levels were consistent with market practice and, therefore, serve our recruitment and retention goals.

Other Compensation Policies
Tax Deductibility under Section 162(m)
The Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that the Company generally may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees. However, the $1 million limit does not apply to performance-based compensation that is paid pursuant to stockholder-approved plans and is approved by directors who qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.
Our Compensation Committee generally structures and administers executive compensation plans and arrangements so that they will not be subject to the 162(m) deduction limit. However, although tax consequences are considered in its compensation decisions, our Compensation Committee has not adopted a policy that all compensation must be deductible. Rather, our Compensation Committee gives priority to the overall compensation objectives discussed above.
Financial Restatement
The 2009 Plan and the 2016 Plan provides that performance-based compensation granted under such plan is subject to a right of recapture. In the event that a determination that the achievement of a performance goal was based on incorrect data and such goal was in fact not achieved, any compensation under the respective plan that was paid on the basis of the purported achievement of such goal must be returned.
Executive Compensation Recoupment Policy
The Company has also adopted an Executive Compensation Recoupment Policy. The policy covers our Section 16 reporting persons under the Exchange Act, which includes our NEOs. The policy provides that we will, to the extent permitted by applicable law, seek to recover, at the direction of the Compensation Committee after it has considered the costs and benefits of doing so, any annual incentive compensation payment, long-term incentive payment or other payment to a covered executive under the following circumstances:

•	the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements as filed with the SEC;

•	the Compensation Committee determines that the covered executive engaged in fraud or willful misconduct that caused or substantially caused the substantial restatement; and

•	a lower payment would have been made to the covered executive based upon the restated financial results.
In each instance, we will to the extent practicable seek to recover from the covered executive the amount by which the Compensation Committee has determined that an incentive payment made in the prior three years to such covered executive for the relevant period exceeded the lower payment that would have been made based on the restated financial results.
The Company intends to modify the policy to the extent required under Section 954 of the Dodd Frank Act when final rules are promulgated.

Executive Stock Ownership Guidelines
To further align the financial interests of our executives with those of our stockholders, our Board has adopted executive stock ownership guidelines. The guidelines apply to our Section 16 reporting persons under the Exchange Act, which includes our NEOs.
Our guidelines provide that our executives should own an amount of shares equal to a multiple of the executive’s annual base salary as follows:

Covered Executive	Ownership Target
CEO	5X
CFO	3X
Segment Presidents; Chief Technology Officer; SVP – Operations	1.5X
Other Executives	1X
Each executive covered by the guidelines is expected to comply with the ownership target within the five-year period commencing on January 1 of the year following the date on which such executive becomes subject to the guidelines. During the five-year period, such executives are expected to make reasonable progress, as determined by the Compensation Committee, toward their ownership targets. As of December 31, 2016, it was determined that all executives subject to the guidelines had reached, or were making reasonable progress toward, their respective ownership targets.
Trading in Our Stock Derivatives
Our Stock Trading Policy prohibits our employees, including our NEOs, from speculative trading in our common stock, including the trading of stock derivatives.
Hedging and Pledging by Executive Officers and Directors
Our Stock Trading Policy prohibits the purchase by our directors or executive officers of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of the Company held, directly or indirectly, by any director or executive officer. Our Stock Trading Policy prohibits pledging of any Company stock as security by our directors or executive officers.
Compensation Risk Assessment
As part of the process undertaken to design and implement our compensation plan, our Compensation Committee evaluated our compensation policies, practices and plans to evaluate whether they encourage excessive risk taking. In undertaking this evaluation, our Compensation Committee reviewed, in addition to our compensation policies and practices, our gain-sharing plans at our manufacturing locations, our annual cash incentive compensation plan, our discretionary recognition award program, our sales compensation plans and our equity incentive compensation program. In addition, the Compensation Committee consulted with each of Pearl Meyer and Farient, both of which opined that none of our compensation policies, practices, or plans, encourages employees to take unreasonable risks related to our business. Based upon the Compensation Committee’s review of the Company’s policies, practices, and procedures of compensating its employees, including non-executive officers, and the compensation consultants' assessment, the Compensation Committee has determined that risks arising from our compensation policies, practices, and procedures are not reasonably likely to have a material adverse effect on the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Anna C. Catalano
Steven J. Demetriou, Chairman
Dan F. Smith
Karen A. Twitchell

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table
The following table provides information concerning compensation we paid or accrued on behalf of our NEOs for each of our last three completed fiscal years.

Name Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Kevin M. Fogarty	2016	875,000	—	2,922,650	—	654,500	1,106	193,816	4,647,072
President and Chief Executive Officer	2015	875,000	—	2,885,261	—	1,420,794	—	145,041	5,326,096
	2014	856,250	—	1,735,034	900,001	348,250	3,937	169,016	4,012,488
Stephen E. Tremblay	2016	468,750	—	865,974	—	248,710	—	88,622	1,672,056
Executive Vice President and Chief Financial Officer	2015	450,000	—	854,885	—	494,676	—	64,566	1,864,127
	2014	442,500	—	513,779	266,001	116,415	—	78,968	1,417,663
Holger R. Jung	2016	393,750	—	649,476	—	179,520	—	59,831	1,282,577
Senior Vice President and Polymer Segment President	2015	375,000	—	641,170	—	358,515	—	33,463	1,408,148
	2014	371,500	—	385,563	200,003	89,550	—	35,842	1,082,458
Lothar F. P. Freund	2016	350,000	—	595,360	—	157,080	639	65,647	1,168,726
Former Senior Vice President and Chief Technology Officer	2015	350,000	—	587,735	—	341,460	—	50,698	1,329,893
	2014	347,000	—	353,739	183,001	83,580	2,221	55,916	1,025,457
James L. Simmons(7)	2016	337,500	—	378,862	—	136,360	—	58,119	910,841
Senior Vice President, General Counsel and Secretary

Melinda S. Conley(7)	2016	325,000	—	378,862	—	126,620	—	37,880	868,362
Senior Vice President and Chief Human Resources Officer	2015	311,875	—	373,998	—	258,928	—	24,155	968,956

_______________

(1)
Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value with respect to RSAs and option awards, in accordance with the FASB ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 5, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2016 Annual Report.

(2)
This column consists of RSAs and PRSUs granted pursuant to the 2009 Plan. Amounts listed in this column for 2015 and 2016 include PRSUs reported at target levels. For 2015: Mr. Fogarty - $1,957,992; Mr. Tremblay - $580,134; Dr. Jung - $435,117; Dr. Freund - $398,841; Mr. Simmons $253,802; and Ms. Conley - $253,802. For 2016: Mr. Fogarty - $1,967,365; Mr. Tremblay - $582,927; Dr. Jung - $437,186; Dr. Freund - $400,764; Mr. Simmons - $ 255,024; and Ms. Conley - $255,024. Assuming the PRSUs were presented at the maximum performance level, the grant date fair value of the PRSUs would be equal to two times this target amount.

(3)	This column consists of awards of options to purchase shares of our common stock granted pursuant to the 2009 Plan.

(4)
Amounts listed in this column consist of cash incentive payments pursuant to the 2013 Cash Incentive Plan. Please see the discussion of the specific components of the 2016 ICP under "Compensation Discussion and Analysis."

(5)
All amounts in this column reflect the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our pension plan during the applicable periods. Our NEOs do not earn above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(6)
Amounts in this column for 2016 consist of (a) contributions to the savings plan by the Company on behalf of Messrs. Fogarty, Tremblay, Jung, Freund and Simmons and Ms. Conley in the amounts of $153,198, $78,616, $53,113, $61,462, $53,256 and $33,879, respectively; (b) for Dr. Freund, reimbursement in the amount of $4,185 for travel expenses to his home country of Germany for himself and his direct family members; (c) a medical exam for Mr. Fogarty in the amount of $595; and (d) for Messrs. Fogarty, Tremblay, Jung and Simmons and Ms. Conley premiums for supplemental disability insurance in the amounts of $40,024, $10,006, $6,719, $4,863 and $4,001, respectively.

(7)	Compensation information is not provided for fiscal years in which the individual was not a named executive officer.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2016 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excludes securities reflected in column (a))(1)
Equity compensation plans approved by stockholders	1,173,374(2)	24.94	2,704,829
Equity compensation plans not approved by stockholders	—	—	—
Total:	1,173,374(2)	24.94	2,704,829
________________

(1)	Represents equity securities remaining available for future issuance under the 2016 Plan.

(2)
217,815 of these options, warrants and rights were issued under the TJ Chemical Holdings LLC 2004 Option Plan (the "2004 Plan"). Stockholder approval of this plan occurred prior to our initial public offering.

Grants of Plan-Based Awards
The following table provides details regarding plan-based awards granted to our NEOs during the fiscal year ended December 31, 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin M. Fogarty		437,500	875,000	1,750,000	—	—	—	—	—
	2/26/2016	—	—	—	55,556	111,111	222,222	—	1,967,365
	2/26/2016	—	—	—	—	—	—	55,556	955,285
Stephen E. Tremblay		166,250	332,500	665,000	—	—	—	—	—
	2/26/2016	—	—	—	16,461	32,922	65,844	—	582,927
	2/26/2016	—	—	—	—	—	—	16,461	283,047
Holger R. Jung		120,000	240,000	480,000	—	—	—	—	—
	2/26/2016	—	—	—	12,346	24,691	49,382	—	437,186
	2/26/2016	—	—	—	—	—	—	12,346	212,289
Lothar F. P. Freund		105,000	210,000	420,000	—	—	—	—	—
	2/26/2016	—	—	—	11,317	22,634	45,268	—	400,764
	2/26/2016	—	—	—	—	—	—	11,317	194,596
James L. Simmons		87,500	175,000	350,000	—	—	—	—	—
	2/26/2016	—	—	—	7,202	14,403	28,806	—	255,024
	2/26/2016	—	—	—	—	—	—	7,202	123,838
Melinda S. Conley		81,250	162,500	325,000	—	—	—	—	—
	2/26/2016	—	—	—	7,202	14,403	28,806	—	255,024
	2/26/2016	—	—	—	—	—	—	7,202	123,838
_________________

(1)
These columns provide information on potential payouts under the 2013 Cash Incentive Plan. For information on actual amounts earned, see “Summary Compensation Table" above. For a discussion of the applicable performance criteria, see “Compensation Discussion and Analysis” above.

(2)
These columns provide information on potential share issuances under PRSUs granted pursuant to the 2009 Plan. The amount issued will be determined based on cumulative ROCE (75%) and rTSR (25%) over a three-year performance period ending February 27, 2019 and assuming the executive remains continuously employed with our Company during such period . Dr. Freund forfeited these awards upon his departure from the Company on December 31, 2016. For a discussion of the applicable performance criteria, see “Compensation Discussion and Analysis” above.

(3)
This column reflects grants of RSAs to each of our NEOs under our 2009 Plan. In each case, such shares are subject to three-year cliff vesting. Dr. Freund forfeited his RSAs upon his termination from employment on December 31, 2016.

(4)
The grant-date fair value for each award is computed in accordance with the FASC ASB Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 5, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2016 Annual Report.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2016.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#)(5)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested ($)(4)
Kevin M. Fogarty	81,430	—	13.51	6/19/2018	—	—	—	—
	177,619	—	14.46	1/3/2020	—	—	—	—
	83,098	—	37.11	3/7/2021	—	—	—	—
	77,485	—	28.42	3/5/2022	—	—	—	—
	65,093	—	23.84	3/4/2023	—	—	—	—
	48,702	24,350	27.98	3/3/2024	—	—	—	—
	—	—	—	—	133,547	3,803,419	—	—
	—	—	—	—	—	—	16,887	480,942
	—	—	—	—	—	—	45,825	1,305,096
	—	—	—	—	—	—	55,556	1,582,235
Stephen E. Tremblay	12,619	—	13.51	6/19/2018	—	—	—	—
	37,004	—	14.46	1/3/2020	—	—	—	—
	22,259	—	37.11	3/7/2021	—	—	—	—
	20,821	—	28.42	3/5/2022	—	—	—	—
	14,646	—	23.84	3/4/2023	—	—	—	—
	14,394	7,197	27.98	3/3/2024	—	—	—	—
	—	—	—	—	39,582	1,127,295	—	—
	—	—	—	—	—	—	4,991	142,144
	—	—	—	—	—	—	13,577	386,673
	—	—	—	—	—	—	12,346	351,614
Holger R.Jung	19,758	—	36.98	3/14/2021	—	—	—	—
	18,449	—	28.42	3/5/2022	—	—	—	—
	9,519	—	23.84	3/4/2023	—	—	—	—
	10,823	5,411	27.98	3/3/2024	—	—	—	—
	—	—	—	—	29,677	845,201	—	—
	—	—	—	—	—	—	3,753	106,885
	—	—	—	—	—	—	10,183	290,012
	—	—	—	—	—	—	9,259	263,696
Lothar F.P. Freund(2)	19,291	—	37.11	3/7/2021	—	—	—	—
	17,131	—	28.42	3/5/2022	—	—	—	—
	9,519	—	23.84	3/4/2023	—	—	—	—
	14,854	4,951	27.98	3/3/2024	—	—	—	—
James L. Simmons	3,392	—	37.11	3/7/2021	—	—	—	—
	3,558	—	28.42	3/5/2022	—	—	—	—
	—	—	—	—	18,146	516,798	—	—
	—	—	—	—	—	—	5,940	169,171
	—	—	—	—	—	—	7,201	205,084
Melinda S. Conley	8,136	—	23.84	3/4/2023	—	—	—	—
	5,412	2,705	27.98	3/3/2024	—	—	—	—
	—	—	—	—	16,716	476,072	—	—
	—	—	—	—	—	—	1,876	53,428
	—	—	—	—	—	—	5,940	169,171
							7,201	205,084

_______________

(1)
All options granted prior to our initial public offering in December 2009 were granted pursuant to the 2004 Plan. Options granted from January 2010 forward were granted pursuant to the 2009 Plan. Options granted in March 2014 vested over three years. For each of Messrs. Fogarty, Tremblay and Jung, and for Ms. Conley, the unvested options as of December 31, 2016 under their respective March 3, 2014 grants, vested on March 3, 2017.

(2)
As a result of his departure from the Company on December 31, 2016, Dr. Freund’s options listed as (1) unexerciseable expired on December 31, 2016 and (2) exercisable expired on March 31, 2017, unless exercised prior to such date.

(3)
Each of our NEOs has received RSAs with a three-year cliff vest, subject to the NEO remaining continuously employed by us through the vesting date. All of Dr. Freund's unvested RSAs terminated upon his departure from the Company on December 31, 2016. The vesting of the RSAs set forth in the table above is as follows:

		Kevin M. Fogarty	Stephen E. Tremblay	Holger R. Jung	James L. Simmons	Melinda S. Conley
Grant Date	Vest Date	Shares Subject to the Grant
3/3/2014	3/3/2017	32,166	9,543	7,148	5,004	3,574
2/27/2015	2/27/2018	45,825	13,578	10,183	5,940	5,940
2/26/2016	2/26/2019	55,556	16,461	12,346	7,202	7,202

(4)	The market value of unvested RSAs and unearned PRSUS is calculated based on the closing price of our common stock on December 30, 2016, the last trading day of the year, which was $28.48.

(5)
The number of shares reported in this column and the payout value calculated in the column to the right are based on the achievement of threshold performance levels; except that, for the March 3, 2014 grants of PRSUs the value is based on the actual performance payout of 52.5% of target, certified by the Compensation Committee in February 2015.

Option Exercises and Stock Vested
The following table sets forth information regarding equity awards held by our NEOs exercised or vested during fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin M. Fogarty	—	—	33,564	581,832
Stephen E. Tremblay	—	—	7,551	130,897
Holger R. Jung	—	—	4,908	85,080
Lothar F. P. Freund	46,011	795,346	4,908	85,080
James L. Simmons	4,500	80,865	4,195	72,720
Melinda S. Conley	16,002	144,978	4,195	72,720
________________

(1)
The value realized on exercise is calculated by multiplying the number of options exercised by the different between the market price of the underlying securities at exercise and the exercise price of the option.

(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the fair market value of the underlying shares on the vesting date.
Pension Benefits
The following table sets forth information regarding participation of our NEOs in our U.S. Pension Plan during fiscal year 2016.

Name(1)	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kevin M. Fogarty	Pension Plan	0.60	13,271	—
Lothar F. P. Freund	Pension Plan	0.34	9,195	—
________________

(1)	Mr. Tremblay, Mr. Jung, Mr. Simmons and Ms. Conley are not eligible to participate in our pension plan.

We maintain a tax-qualified noncontributory defined benefit pension plan that covers our U.S. eligible employees hired prior to October 15, 2005, our former employees and our retirees. See Note 13, Employee Benefits, in the Notes to Consolidated Financial Statements contained in our 2016 Annual Report. We contribute to the plan on behalf of our eligible employees. Employees do not contribute to the plan. The pension plan is intended to qualify under Section 401 of the Internal Revenue Code.
The normal retirement benefit formula for participants is approximately 1.6% of the participant’s average final compensation multiplied by years of accredited service, minus a percentage of benefits received under social security. The Company does not have a policy of granting extra years of service. The primary elements of compensation that are included in applying the payment and benefit formulae are (1) base salary, including salary deferrals, and (2) non-deferred payments under incentive compensation plans prior to a participant’s separation from service, provided that no more than three consecutive payments of incentive compensation are taken into account.
Participants become eligible to begin receiving payments when they reach “normal” retirement age of 65. Under certain circumstances participants may receive payments at early retirement; however, under no circumstances may early retirement occur before the age of 45. None of our NEOs is currently eligible for early retirement under the terms of the pension plan. Only Messrs. Fogarty and Freund participate in the pension plan and benefits for each of them were frozen as of December 31, 2005; however, they continue to accumulate years of credited service for purposes of vesting under the plan.
Nonqualified Deferred Compensation
The following table sets forth information regarding participation of our NEOs in our non-qualified deferred compensation plans for fiscal year 2016. Amounts set forth in the table are under our Benefits Restoration Plan.

Name	Executive Contributions in 2016 ($)	Company Contributions in 2016 ($)(1)	Aggregate Earnings in 2016 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2016 ($)
Kevin M. Fogarty	121,848	127,169	41,667	—	1,449,689
Stephen E. Tremblay	41,906	52,687	18,976	—	450,655
Holger R. Jung	29,236	37,649	6,037	—	189,217
Lothar F. P. Freund(3)	25,588	35,433	9,801	—	311,732
James L. Simmons	18,984	30,656	4,264	—	121,544
Melinda S. Conley	19,136	18,099	2,668	—	86,332
________________

(1)	Amounts set forth in this column were reported in “All Other Compensation” for 2016 in our “Summary Compensation Table" above.

(2)
These amounts were not reported for 2016 in our “Summary Compensation Table" because our NEOs do not earn above-market or preferential earnings on contributions under this plan. In 2016, our NEOs invested in these funds with gross one-year average annual total returns reflected as of December 31, 2016: ClearBridge Value Trust Class I (12.78%); Baron Small Cap Fund Retail Class (9.94%); Deutsche CROCI® Equity Dividend A (19.18%); Fidelity® Blue Chip Growth (1.59%); Fidelity® Blue Chip Value (11.19%); Fidelity® Contrafund® (3.36%); Fidelity Freedom® 2020 (7.26%); Fidelity Freedom® 2025 (7.47%); Fidelity Freedom® 2035 (8.63%); Fidelity Freedom® Income (5.16%); Fidelity® Growth and Income Portfolio (16.06%); Fidelity® Large Cap Stock (16.70%); Fidelity® OTC Portfolio (3.11%); Fidelity® Real Estate Investment Portfolio (7.77%); Fidelity® Total Bond (5.85%); Fidelity® Nasdaq® Composite Index (8.79%); Fidelity® 500 Index Fund - Premium Class (11.92%); Fidelity® Equity-Income (17.38%); Fidelity® Small Cap Discovery (20.29%); Fidelity® Worldwide (-0.62%); and AB Discovery Value Fund Class A (24.38%).

(3)	Dr. Freund's full balance will be paid out in full on June 30, 2017.

Benefits Restoration Plan
Our Benefits Restoration Plan is intended to restore certain benefits that may not be provided under our tax-qualified savings plan due to limitations under the Internal Revenue Code on tax-qualified plans. Our Benefits Restoration Plan offers participants the opportunity to defer a portion of their base compensation in excess of the compensation limit under the Internal Revenue Code (“compensation limit”) that applies to our tax-qualified 401(k) plan (“deferral contributions”). Deferral contributions are limited to the matched contribution percentage of the participant’s base compensation under our 401(k) plan. Participants receive employer matching contributions under our Benefits Restoration Plan on their deferral contributions based on the employer matching contribution formula under our 401(k) plan. Also, participants have the opportunity to receive non-elective employer contributions under our Benefits Restoration Plan based on the enhanced employer contribution formula under our 401(k) plan based on their base compensation in excess of the compensation limit. To make deferral contributions, a participant must complete a deferral election prior to January 1st of the plan year during which the deferrals will be made. Deferrals and employer contributions are credited to a bookkeeping account and notionally invested in accordance with the participant’s investment elections in the investment options selected for the plan.
A participant’s deferral contributions (and earnings thereon) made under the Benefits Restoration Plan on and after January 1, 2013 will be paid to the participant in a lump sum cash payment 183 days after the participant’s separation from service date. Deferral contributions (and earnings thereon) made prior to 2013 are subject to the terms and conditions of the plan and the participant’s deferral elections in effect at the time the amounts were contributed to the plan, including with respect to the form of payment of the participant’s pre-2013 benefits.
Termination and Change in Control Payments
The following tables set forth the estimated value of payments and benefits that our NEOs would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of the Company, in each case occurring on December 31, 2016, which are in addition to the amounts they would be entitled to receive pursuant to the pension plan and the Benefits Restoration Plan, each as described above, as well as benefits available generally to salaried employees. Excluded from the tables below are payouts under the Executive Deferred Compensation Plan, a plan formerly available to our executives, now frozen, under which they were allowed to defer a portion of their annual cash bonus, which was invested in phantom shares of our common stock that are to be issued six months after the executive’s separation from service.

The following table reflects amounts that would be due to our NEOs under the Kraton Corporation Executive Severance Program as it existed on December 31, 2016.

Name and Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($)(4)	Continuation of Medical Benefits ($)	Total ($)
Kevin M. Fogarty(7)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(1)	2,450,208	—	95,144	2,545,352
By us without cause or by executive for good reason within one year after a change in control(2)	5,250,000	5,324,497	190,287	10,764,784
Upon Disability or Death(3)	758,472	4,454,433	—	5,212,905
Upon a Change in Control	—	—	—	—

Stephen E. Tremblay
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(5)	738,344	—	18,737	757,081
By us without cause or by executive for good reason within one year after a change in control(6)	1,615,000	1,577,608	37,475	3,230,083
Upon Disability or Death(3)	263,344	1,319,816	—	1,583,160
Upon a Change in Control	—	—	—	—

Holger R. Jung
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(5)	586,581	—	63,429	650,010
By us without cause or by executive for good reason within one year after a change in control(6)	1,280,000	1,183,221	126,858	2,590,079
Upon Disability or Death(3)	186,581	989,871	—	1,176,452
Upon a Change in Control	—	—	—	—

James L. Simmons
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(5)	486,767	—	114,093	600,860
By us without cause or by executive for good reason within one year after a change in control(6)	1,050,000	650,028	228,185	1,928,213
Upon Disability or Death(3)	136,767	480,856	—	617,623
Upon a Change in Control	—	—	—	—

Melinda S. Conley
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(5)	459,226	—	43,769	502,995
By us without cause or by executive for good reason within one year after a change in control(6)	975,000	665,445	87,538	1,727,983
Upon Disability or Death(3)	134,226	552,664	—	686,890
Upon a Change in Control	—	—	—	—
__________________

(1)
Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason,” Mr. Fogarty is entitled to (i) continuation of base salary for 18 months, (ii) a lump sum cash payment equal to 1.5 times Mr. Fogarty’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 18 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 18 months).

(2)
Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason” within one year after a change in control, Mr. Fogarty is entitled to (i) continuation of base salary for 36 months, (ii) a lump sum cash payment equal to three times Mr. Fogarty’s target annual bonus and (iii) continuation of medical benefits for up to 36 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 36 months).

(3)
Upon termination of the executive officer’s employment due to Disability or Death, such executive officer, or his or her estate, is entitled to a lump sum cash payment equal to the product of such executive officer’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days such executive officer worked in the year in which the termination event occurred and the denominator of which is 365.

(4)
Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options, RSAs and PRSUs (which vest at the Target amount) held by the executive officer vest immediately in the event of termination of such executive officer’s employment by us without “cause” within one year following a change in control. Option and RSAs also vest in full upon the termination of the grantee’s employment due to Disability or death, and PRSUs will vest at one-third of Target (if termination occurs prior to the first anniversary of grant), two-thirds of Target (after the first anniversary, but prior to the second) or in full (after the second anniversary of grant). For the 2014 grants of PRSUs for which the performance period for determining the number of performance units concluded on December 31, 2014, our Compensation Committee certified an actual performance payout of 52.5% of target, which was used to calculate the “Target“ for these awards. For the 2013 grants of PRSUs for which the performance period for determining the number of performance units concluded on December 31, 2015, our Compensation Committee certified an actual performance factor of 0x target, therefore no amounts are included for those grants in the table. The value in this column represents an amount equal to the number of shares underlying the executive officer’s unvested RSAs, PRSUs and stock options as of December 31, 2016 multiplied by (i) in the case of RSAs and PRSUs, the closing market price of our common stock on December 30, 2016 ($28.48), which was the last trading day of fiscal 2016, and (ii) in the case of stock options, the spread between the closing market price of our common stock on December 30, 2016 ($28.48) and the applicable exercise price of each stock option.

(5)
Upon termination of the executive officer’s employment by us without cause or by such executive officer for “good reason,” such executive officer is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times such executive officer’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when such executive officer becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).

(6)
Upon termination of the executive officer’s employment by us without cause or by such executive officer for “good reason” within one year after a change in control, such executive officer is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times such executive officer’s target annual bonus and (iii) continuation of medical benefits for up to 24 months (such benefits cease when such executive officer becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).

(7)
In addition to the amounts set forth in the table for Mr. Fogarty, on the first day of the seventh month from his date of separation, Mr. Fogarty would be entitled to the issuance of 5,607 shares of our common stock based on phantom shares of our common stock Mr. Fogarty holds as a result of deferrals of bonus compensation he had previously made under the terms of the Executive Deferred Compensation Plan and as a result of a grant of phantom stock prior to our initial public offering.

Severance Arrangement for Dr. Lothar F.P. Freund
As a result of the Company terminating Dr. Freund’s employment on December 31, 2016 without cause, he was entitled to the applicable severance benefits according to the provisions of the Executive Severance Program. Accordingly, in addition to one-year of continued medical, vision and dental benefit coverage, Dr. Freund will receive a total severance payment of $544,040, payable in various installments over a one-year period. Additionally, Dr. Freund may receive up to $50,000 for discretionary relocation expenses.
Severance Arrangements under Executive Severance Program
The executive severance program generally sets forth the severance, if any, an NEO is entitled to receive under specified circumstances. Any executive who is not party to an employment agreement with us is eligible to be named as a participant in the severance program. Participants are designated by the Compensation Committee each calendar year and are subject to removal from the program upon written notice from the committee. The severance program provides for the payment of severance benefits upon the occurrence of certain termination events. The provisions of the severance program that are related to payments on termination of employment or a change in control of the Company are set forth in the tabular disclosure directly above under the heading “Termination and Change in Control Payments.”
Generally, the severance program defines “Cause” to mean (A) the executive’s continued failure substantially to perform the executive’s duties, provided that we cannot terminate the executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by him or her in the good faith performance of his or her duties to our Company; (B) failure to maintain his or her principal residence in the same metropolitan area as our principal headquarters, or elsewhere as mutually agreed; (C) theft or embezzlement of our Company’s property; (D) executive’s conviction of or plea of guilty or no contest to (i) a felony or (ii) a crime involving moral turpitude; (E) the executive’s willful malfeasance or willful misconduct in connection with his or her duties or any act or omission which is materially injurious to the financial condition or business reputation of our Company or any of its subsidiaries or affiliates; or (F) the executive’s breach of the restrictive covenants in any confidentiality, non-compete or non-solicitation agreement.
Generally, the severance program defines “Good Reason” to mean (A) our failure to pay the executive’s Base Salary or Annual Bonus (if any) when due; (B) a material reduction in the executive’s Base Salary, the Target Annual Bonus opportunity, or Employee Benefits, other than an across-the-board reduction; (C) a relocation of the executive’s primary work location more than 50 miles from Houston, Texas, without written consent; or (D) a material reduction in the executive’s duties and responsibilities, provided that none of these events shall constitute Good Reason if it was an isolated and inadvertent action not taken in bad faith and if it is remedied by us within 30 days after receipt of written notice (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that we have commenced remedy within said 30-day period).
Employee Confidentiality and Non-competition Agreements
Each of our NEOs has entered into an Employee Confidentiality and Non-competition Agreement containing confidentiality provisions and providing for customary restrictive covenants, including non-competition and non-solicitation provisions for a period of 12 months following termination of employment.

DIRECTOR COMPENSATION

In making its recommendation to the Board on independent director compensation, the Compensation Committee considers peer and general industry data, including an analysis of director compensation provided by an independent consultant. To further align the financial interests of our directors with those of our stockholders, our Board has adopted stock ownership guidelines whereby each covered director should own shares of our stock valued at five times the annual cash retainer for service on our Board. As of December 31, 2016, it was determined that all directors subject to the guidelines were making reasonable progress toward their respective ownership targets. Our CEO does not receive compensation for his services as a director.
Components of Non-Management Director Compensation
Our compensation program for non-management directors consists of a combination of cash retainers and equity grants of shares of our fully-vested common stock. We also reimburse our directors for travel, lodging and related expenses incurred in attending Board or committee meetings and for directors’ education programs and seminars. The following table details our 2016 director compensation structure:

Component	Type	Annual Amount
Base Compensation	Equity Grant	$80,000
for all non-management directors	Cash Retainer	$80,000
Additional Cash Fees	Chairman of the Board	$130,000
	Audit Committee Chair	$17,500
for Board and Committee Chairs	Compensation Committee Chair	$12,500
	NCG Committee Chair	$10,000
Director Compensation for Fiscal 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Anna C. Catalano	80,000	79,996	159,996
Steven J. Demetriou(2)	92,500	79,996	172,496
Dominique Fournier	90,000	79,996	169,996
John J. Gallagher, III	97,500	79,996	177,496
Barry J. Goldstein(3)	80,000	79,996	159,996
Francis S. Kalman	80,000	79,996	159,996
Dan F. Smith	210,000	79,996	289,996
Karen A. Twitchell	80,000	79,996	159,996
________________

(1)
Amounts set forth in the Stock Awards column represent the aggregate grant date fair value with respect to grants of fully vested common stock in accordance with the FASB ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 5, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2016 Annual Report.

(2)	At December 31, 2016, Mr. Demetriou had 5,500 options outstanding, all of which were exercisable.

(3)	At December 31, 2016, Mr. Goldstein had 16,651 options outstanding, all of which were exercisable.

Changes to Non-Management Director Compensation for Fiscal 2017
For 2017, our non-management directors will receive base compensation of $180,000 per director, with 50 percent in cash and 50 percent in stock awards. The additional cash fees for each chairperson of a committee, the vesting structure and the ownership guidelines remain the same as those for 2016. Following Farient’s comprehensive review of our non-management director compensation, the Compensation Committee recommended to the Board, and the non-management directors of the Board approved, the $20,000 increase in total base compensation to each non-management director to bring our non-management director compensation to our peer group median.

PROPOSAL 2
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we seek to align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding encouragement of unnecessary or excessive risk-taking. Elements of compensation paid to our NEOs in 2016 included base salary, annual cash incentive compensation, long-term equity incentive compensation and other compensation. Our Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on executive compensation contained herein.
The Board recommends that stockholders vote “FOR” the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in this proxy statement pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s compensation paid to our NEOs. Your vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs as described in this proxy statement. The vote is advisory, which means that it is not binding on the Company, the Board or the Compensation Committee. Your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to maintain the appropriate compensation programs to align executive compensation with the interests of the Company and its stockholders. Accordingly, we and the Board welcome our stockholders’ views on this subject and will consider the outcome of this vote when making future decisions regarding executive compensation.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently the Company should conduct an advisory vote on the compensation of our NEOs discussed in this proxy statement. Stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation every year, every two years or every three years. Stockholders also may abstain from casting a vote on this proposal.
As described in the “Compensation Discussion and Analysis” section of the proxy statement, our compensation program is designed and administered by our Compensation Committee, composed entirely of independent directors, which carefully considers many different factors in order to provide appropriate compensation for our executives. We currently conduct an advisory vote on the compensation of our NEOs each year at our Annual General Meeting of Stockholders, with the next advisory vote occurring at the Annual Meeting. The Board has determined that an advisory vote on the compensation of our NEOs each year is the continued best approach for the Company because an annual vote will provide our Compensation Committee with timely feedback to enable it respond to stockholders’ sentiments and to thoughtfully implement any necessary changes to our executive compensation arrangements and policies.
The Board recommends that stockholders vote “FOR 1 YEAR” with respect to the following resolution:
“RESOLVED, that a non-binding advisory vote of the stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers, be held at an Annual General Meeting of the Stockholders beginning with the 2018 Annual General Meeting of the Stockholders, (1) every year, (2) every two years or (3) every three years.”
The Board and our Compensation Committee will take into account the outcome of the vote when making future decisions about how often the Company conducts an advisory stockholder vote on its executive compensation. Because this vote is advisory and non-binding, however, the Board may decide to hold an advisory vote on NEO compensation more or less frequently than the deemed preferred option. Further, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual general meeting of stockholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter, adopted by the Board, that outlines its responsibilities and practices. The written charter can be found in the “Investor Relations” section of our website located at www.kraton.com. The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board to reflect the evolving role of the Audit Committee. The Audit Committee consists of non-management directors who meet the definition of “independent director” for purposes of serving on an audit committee under applicable SEC rules and NYSE listing standards. The Board has determined that each of Messrs. Gallagher, Goldstein and Kalman and Ms. Twitchell qualifies as an “audit committee financial expert.”
Primary Responsibilities
In 2016, the Audit Committee held nine meetings. During 2016, the Audit Committee, on behalf of the Board, represented and assisted the Board in fulfilling its oversight responsibility relating to, among other things:

•	the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;
•the performance of the internal audit services function;

•	the annual independent audit of the Company’s financial statements;

•	the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance;

•	the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures;
•the evaluation of enterprise risk issues; and
•the fulfillment of the other responsibilities set out in its charter.
The Audit Committee has the sole responsibility for the engagement and retention of the Company’s independent registered public accounting firm and the negotiation and approval of all audit and other engagement fees.
In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or conducting of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles in the United States of America ("GAAP"). The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm KPMG LLP ("KPMG") is responsible for auditing those financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP. KPMG, which has served as our independent registered public accounting firm since 2001, audited the financial records of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2016.
Oversight of Independent Registered Public Accounting Firm
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed, with the Company’s management and representatives of KPMG, the Company’s audited consolidated financial statements for the year ended December 31, 2016 and management’s report of the effectiveness of the Company’s system of internal control over financial reporting. The Audit Committee discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards,

Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.
The Audit Committee recognizes the importance of maintaining the independence of KPMG, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, and independence of KPMG and its lead audit partner for the Company, and determines whether to reengage the firm or appoint a different independent registered public accounting firm. In doing so, the Audit Committee considers the impact to the Company on changing firms, the quality and efficiency of the services provided by KPMG, the non-audit fees and services provided by KPMG, KPMG’s global capabilities, and its technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained KPMG as the Company’s independent registered public accounting firm for 2017.
The members of the Audit Committee and the Board believe that, due to KPMG’s knowledge of the Company and the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue the retention of KPMG to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to retain the independent registered public accounting firm, the Audit Committee will recommend that the Board ask the stockholders to ratify the appointment KPMG as the independent registered public accounting firm at the Annual Meeting.
2016 Audited Financial Statements
In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports, and of KPMG,who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with the Company’s management and KPMG the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Annual Report”). As part of its review and discussion, the Audit Committee asked for management’s representations and reviewed certifications prepared by the President and Chief Executive Officer and the Chief Financial Officer that the Company’s unaudited quarterly and audited consolidated financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company.
In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of the Company’s internal control over financial reporting, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the 2016 Annual Report, for filing with the SEC.

Submitted by the Audit Committee:

John J. Gallagher, III, Chairman
Barry J. Goldstein
Francis S. Kalman
Karen A. Twitchell

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.
KPMG LLP’s representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.
The Board recommends that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Fees Paid to Independent Registered Public Accounting Firm
The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2015 and 2016, as well as other services rendered by KPMG LLP during those periods:

Description of Services	Amount Billed ($ thousands)
	2016	2015
Audit Fees. The audit of our consolidated financial statements, review of our interim financial statements, review of our systems of internal control over financial reporting, services in connection with statutory and regulatory filings and work in connection with the Arizona Chemical acquisition, and related financings.	$3,124	$1,840
Audit-Related Fees. Performance of the audit or review of our financial statements and other professional services, but that are not reportable as Audit Fees.	7	22
Tax Fees. Tax compliance, tax advice and tax planning services, primarily related to consultations for certain tax matters with respect to our international operations.	858	182
All Other Fees. Work in connection with the Arizona Chemical acquisition.	—	517
Total (may not foot due to rounding)	$3,990	$2,562
The services provided by KPMG LLP described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, if any, were approved by the Audit Committee according to applicable SEC rules. The Audit Committee has considered whether the provision of the above-noted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm and has determined that the provision of such services has not adversely affected KPMG LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee’s policy is that the committee shall pre-approve the audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair our auditor’s independence. Toward this end, our Audit Committee has identified certain services that will always require separate pre-approval on a case-by-case basis and has also provided for policy-based approvals by describing particular types of services that may be provided by our independent registered public accounting firm without consideration by the Audit Committee on a case-by-case basis. Unless a service is of a type that has received policy-based approval, as specifically identified in our pre-approval policy, the service will require separate approval by the Audit Committee.
Under our policy, the terms and fees for the annual financial statement audit and for the annual audit of our internal control over financial reporting always require separate approval on a case-by-case basis by the Audit Committee. The Audit Committee has granted policy-based pre-approval for other specified Audit Services, Audit-Related Services, Tax Services and All Other Services as scheduled in our pre-approval policy provided that in each case, such pre-approval is limited to $100,000 per engagement with an annual calendar-year aggregate limit on all pre-approved engagements of $500,000. All services to be provided by our independent registered public accounting firm are reviewed by the Audit Committee with the independent registered public accounting firm on a quarterly basis.
The Audit Committee may delegate pre-approval authority from time to time to one or more of its members in its discretion. Any committee member to whom pre-approval authority is delegated is required to report any pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to any member of our management.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2018 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules
The Board is not aware of any other matter to be submitted at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.
Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2018 Annual General Meeting of Stockholders (the "2018 Annual Meeting") pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 15, 2017, unless the date of our 2018 Annual Meeting is more than 30 days before or after May 25, 2018, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to Secretary, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
Bylaw Requirements for Stockholder Submission of Nominations and Proposals
A stockholder recommendation for nomination of a person for election to our Board or a proposal for consideration at our 2018 Annual Meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for stockholder action. Our bylaws require that the proposal or recommendation for nomination must be received by our Secretary at the above address not later than February 24, 2018, nor earlier than January 25, 2018, unless the date of our 2018 Annual Meeting is more than 30 days before or more than 60 days after May 25, 2018, the anniversary of our 2017 Annual Meeting, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Stockholder proposals or nominations must include specified information concerning the stockholder and the proposal or nominee as provided in our bylaws.

ADDITIONAL INFORMATION

Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings including this proxy statement, in whole or in part, the report of the Compensation Committee and the report of the Audit Committee included in this proxy statement shall not be incorporated by reference to any such filings.
Annual Report on Form 10-K
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits.
Requests for copies of such report should be directed to Director of Investor Relations, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request addressed to our Director of Investor Relations.
Important Notice Regarding Internet Availability of Proxy Materials for the 2017 Annual General Meeting of Stockholders to be held on May 25, 2017: Our proxy material relating to our 2017 Annual General Meeting of Stockholders (notice, proxy statement, proxy and 2016 Annual Report) will be available at “Investor Relations” on our website at www.kraton.com.
Delivery of Documents to Stockholders Sharing an Address
No more than one Notice of Internet Availability are being sent to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the Notice of Internet Availability or proxy materials by writing to The Director of Investor Relations, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, or by calling Investor Relations at 281-504-4700. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the Notice of Internet Availability may write to the above address to request a change.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

HOUSTON, TEXAS	By Order of the Board of Directors of Kraton Corporation,

JAMES L. SIMMONS,
Senior Vice President, General Counsel and Secretary
April 14, 2017

VOTE BY INTERNET - www.proxyvote.com
KRATON CORPORATION
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

15710 JOHN F. KENNEDY BLVD.
SUITE 300
HOUSTON, TX 77032
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KRATON CORPORATION

The Board of Directors recommends you vote FOR the following	For All	Withhold All	For all Except	To withhold authority to vote for any individual
nominee(s), mark "For All Except" and write the
1. Election of Class II Directors	☐	☐	☐	number(s) of the nominee(s) on the line below.
Nominees
01) Dominique Fournier
02) John J. Gallagher, III
03) Francis S. Kalman

The Board of Directors recommends you vote FOR Proposal 2:		For	Against	Abstain
2. Advisory vote on the compensation of named executive officers.		☐	☐	☐

The Board of Directors recommends you vote FOR 1 YEAR on Proposal 3:	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of future advisory votes on the compensation of named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 4:		For	Against	Abstain
4. To ratify the appointment of KPMG LLP as independent registered public accounting firm for the 2017 fiscal year.		☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]    Date            Signature (Joint Owners)        Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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Kraton Corporation
2017 Annual General Meeting of Stockholders
The Board of Directors Solicits this Proxy
PROXY
The undersigned hereby appoints Stephen E. Tremblay, Executive Vice President and Chief Financial Officer of Kraton Corporation, and James L. Simmons, Senior Vice President, General Counsel and Secretary of Kraton Corporation, and each of them, acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises and with discretionary authority to each of them, to appear and vote, as designated herein, all shares of the common stock of Kraton Corporation held of record by the undersigned on March 27, 2017 at the Annual General Meeting of Stockholders scheduled to be held at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 on May 25, 2017 at 1:00 p.m., central time, and at any and all postponements or adjournments thereof. The undersigned acknowledges receipt of the notice of and proxy statement for such annual meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

ANNEX A
NON-GAAP RECONCILIATIONS

Adjusted EBITDA and Net Debt
We consider Adjusted EBITDA and Net Debt to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance and/or that of other companies in our industry, including period-to-period comparisons. In addition, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt, along with other factors. Adjusted EBITDA and Net Debt have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider any of them in isolation, or as substitutes for analysis of our results under U.S. generally accepted accounting principles (“GAAP”).

Year ended December 31,
2016
(in thousands)
Net Debt (1)	$1,613,443
Adjusted EBITDA (2)(3)	354,132
__________________________________________________

(1)
We define net debt as total debt (excluding debt of Kraton Formosa Polymers Corporation, or KFPC, a 50% joint venture which we consolidate) less cash and cash equivalents. Management uses net debt to determine our outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. Management believes that using net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. In addition, management believes that presenting net debt excluding KFPC is useful because KFPC has its own capital structure.

(2)
The majority of our consolidated inventory is measured using the FIFO basis of accounting. As part of our pricing strategy, we measure our business performance using the estimated current replacement cost (“ECRC”) of our inventory and cost of goods sold. Our ECRC is based on our current expectation of the current cost of our significant raw material inputs. ECRC is developed monthly based on actual market-based contracted rates and spot market purchase rates that are expected to occur in the period. We then adjust the value of the significant raw material inputs and their associated impact to finished goods to the current replacement cost to arrive at an ECRC value for inventory and cost of goods sold. The result of this revaluation from the U.S. GAAP carrying value creates the spread between U.S. GAAP and ECRC. We maintain our perpetual inventory in our global enterprise resource planning system, where the carrying value of our inventory is determined. With inventory valued under U.S. GAAP and ECRC, we then have the ability to report cost of goods sold and therefore Adjusted EBITDA under both our U.S. GAAP convention and ECRC.

(3)
Adjusted EBITDA is EBITDA net of the impact of the spread between the FIFO basis of accounting and ECRC and net of the impact of items we do not consider indicative of our ongoing operating performance. EBITDA represents net income before interest, taxes, depreciation and amortization. We explain how each adjustment is derived and why we believe it is helpful and appropriate in the reconciliation below. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to the following limitations:

•	Adjusted EBITDA does not reflect the significant interest expense on our debt;

•	Adjusted EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets;

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure;

•
due to volatility in raw material price, Adjusted EBITDA may, and often does, vary substantially from EBITDA, net income and other performance measures, including net income calculated in accordance with US GAAP.

Because of these and other limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures. We compensate for the above limitations by relying primarily on our GAAP results and using Adjusted EBITDA and net debt only as supplemental measures.
We reconcile debt to net debt as follows:

As of December 31, 2016
(In thousands)
Term Loan	$1,278,000
10.5% Senior Notes	440,000
ABL	0
Capital lease	3,042
Kraton debt	1,721,042
Kraton cash	107,599
Kraton net debt (non-GAAP)	1,613,443

We reconcile consolidated net income to EBITDA, and Adjusted EBITDA as follows:

Year Ended December 31, 2016
$ in thousands
Net income attributable to Kraton	$107,308
Net loss attributable to noncontrolling interest	(2,668)
Consolidated net income (loss)	104,640
Add (deduct):
Income tax expense (benefit)	(91,954)
Interest expense, net	138,952
Earnings of unconsolidated joint venture	(394)
Loss on extinguishment of debt	13,423
Disposition and exit of business activities	(28,416)
Operating income	136,251
Add:
Depreciation and amortization expenses	125,658
Disposition and exit of business activities	28,416
Loss on extinguishment of debt	(13,423)
Earnings of unconsolidated joint venture	394
EBITDA	277,296
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	33,564
Disposition and exit of business activities	(28,416)
Loss on extinguishment of debt	13,423
Effect of purchase price accounting on inventory valuation (b)	24,719
Retirement plan charges	-
Production downtime	-
KFPC startup costs (c)	6,179
Non-cash compensation expense (d)	8,334
Spread between FIFO and ECRC	19,033
Adjusted EBITDA	$354,132

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are primarily recorded in selling, general, and administrative expenses.

(b)	Higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(c)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses.

(d)
Represents non-cash expense related to equity compensation plans. In 2016, $7.2 million, $0.7 million and $0.5 million were recorded in selling, general, and administrative expenses, research and development expenses, and cost of goods sold, respectively.